QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(1)

Execution Version

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of July 21, 2005, by and among: SCHNEIDER ELECTRIC SA, a societé anonyme organized under the laws of the Republic of France ("Parent"); BEACON PURCHASER CORPORATION, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Acquisition Sub"); and BEI TECHNOLOGIES,  INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

        B.    In furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Acquisition Sub make a tender offer to acquire all of the issued and outstanding Company Shares upon the terms and subject to the conditions set forth in this Agreement. (Such tender offer, as it may be amended from time to time, is referred to in this Agreement as the "Offer.")

        C.    Each Company Share accepted for payment pursuant to the Offer will be exchanged for $35.00 (the "Per-Share Amount"), net to the seller in cash.

        D.    It is further proposed that, after acquiring Company Shares pursuant to the Offer, Acquisition Sub merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Acquisition Sub into the Company being referred to in this Agreement as the "Merger").

        E.    In order to induce Parent and Acquisition Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering Transaction Support Agreements with Parent and Acquisition Sub (the "Transaction Support Agreements") and Noncompetition Agreements with Parent and the Company.

        F.     The respective Boards of Directors of Parent, Acquisition Sub and the Company have authorized and approved the execution and delivery of this Agreement and the performance by such parties of their respective obligations under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

        G.    The Board of Directors of the Company has (a) determined that the Offer is fair to, and in the best interests of, the Company's stockholders and (b) has resolved to recommend that the holders of Company Shares accept the Offer and (to the extent necessary) adopt this Agreement upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

        1.1    Tender Offer.

        (a)    Unless this Agreement shall have previously been validly terminated in accordance with Section 7, as promptly as practicable, but in any event within ten business days after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for all of the outstanding Company Shares (subject to Section 5.8(c)) at a price per Company Share equal to the Per-Share Amount. (The date on which Acquisition Sub commences the

Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the "Offer Commencement Date.")

        (b)    As promptly as practicable on the later of: (i) the earliest date as of which Acquisition Sub is permitted under applicable law to accept for payment Company Shares tendered pursuant to the Offer (and not validly withdrawn); and (ii) the earliest date as of which each of the conditions set forth in Annex I (the "Offer Conditions") shall have been satisfied or waived, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment all Company Shares tendered pursuant to the Offer (and not validly withdrawn); provided, however that the Offer may be automatically extended from time to time in accordance with Section 1.1(d). The obligation of Acquisition Sub to accept for payment Company Shares tendered pursuant to the Offer (and not validly withdrawn) shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after the acceptance for payment of any Company Shares tendered pursuant to the Offer (and not validly withdrawn), Acquisition Sub shall pay for such Company Shares.

        (c)    Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Acquisition Sub shall (without the prior written consent of the Company):

          (i)    change or waive the Minimum Condition (as defined in Annex I);

          (ii)   decrease the number of Company Shares sought to be purchased by Acquisition Sub in the Offer;

          (iii)   reduce the price per share to be paid pursuant to the Offer;

          (iv)  extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 1.1(d));

          (v)   change the form of consideration payable in the Offer;

          (vi)  amend or modify any of the Offer Conditions in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Shares;

          (vii) impose any condition to the Offer in addition to the Offer Conditions; or

          (viii)   amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that could reasonably be expected to have an adverse effect on, any of the holders of Company Shares.

        (d)   Unless extended as provided in this Agreement, the Offer shall expire on the date (the "Initial Expiration Date") that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, if, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire (a "Subsequent Expiration Date"), any Offer Condition is not satisfied and has not been waived, then the Offer and its expiration date shall automatically be extended (and re-extended) beyond the Initial Expiration Date or such Subsequent Expiration Date for one or more periods of ten business days (or such other number of business days as may be jointly determined by Acquisition Sub and the Company) per extension, with no such period ending later than February 28, 2006, in order to permit such Offer Condition to be satisfied (subject to the right of Acquisition Sub to waive any unsatisfied Offer Condition (other than the Minimum Condition) on the Initial Expiration Date or such Subsequent Expiration Date and accept for payment Company Shares tendered pursuant to the Offer (and not validly withdrawn)). The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with Section 7. Notwithstanding anything to the contrary contained in this Section 1.1(d), but subject to the Company's rights under Section 7.1, Acquisition Sub may increase the price per share to be paid pursuant to the Offer and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent, provided that the Offer shall not be extended beyond February 28, 2006.

        (e)   Acquisition Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act following the Acceptance Time (as defined in Section 1.4(a)). If immediately after the Acceptance Time, the Company Shares accepted for payment by Acquisition Sub do not represent at least 90% of the outstanding Company Shares, then Acquisition Sub shall provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act.

        1.2    Actions of Parent and Acquisition Sub.

        (a)   On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference Acquisition Sub's offer to purchase and related letter of transmittal (the forms of which shall be reasonably acceptable to the Company) and the related form of summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the "Offer Documents"); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable Legal Requirements. Parent and Acquisition Sub shall cause the Offer Documents to comply with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent and Acquisition Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to the Company's stockholders. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy (or if oral, a description) of any comments received by Parent or Acquisition Sub (or by counsel to Parent or Acquisition Sub) from the SEC or its staff with respect to the Offer Documents. Each of Parent and Acquisition Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to the SEC or its staff.

        (b)   To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Acquisition Sub and the Company shall correct promptly any information provided by it for use in the Offer Documents if such information shall have become false or misleading in any material respect and (ii) each of Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to the holders of Company Shares. The Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 1.2(b).

        (c)   Without limiting the generality of Section 8.11, Parent shall cause to be provided to Acquisition Sub all of the funds necessary to purchase any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer, and shall cause Acquisition Sub to comply with, on a timely basis, all of Acquisition Sub's obligations under this Agreement.

        1.3    Actions of the Company.

        (a)   On the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Shares to the extent required by applicable federal securities laws and subject to the final sentence of this Section 1.3(a)) disseminate to holders of Company Shares, to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 1.3(b), shall contain the recommendation of the Company's Board of Directors that stockholders of the Company accept the Offer and tender their Company Shares pursuant to the Offer and adopt this Agreement (the "Company Board Recommendation"). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC. Parent shall cooperate with the Company so as to enable the Company to file the Schedule 14D-9 with the SEC on the Offer Commencement Date. The Company shall promptly provide Parent and its counsel with a copy (or if oral, a description) of any comments received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any such comments and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder; (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect; and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and (subject to the final sentence of this Section 1.3(a)) to be disseminated to holders of Company Shares. Parent and Acquisition Sub shall promptly furnish to the Company all information concerning Parent or Acquisition Sub that may be reasonably requested in connection with any action contemplated by this Section 1.3(a). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company's stockholders together with the Offer Documents disseminated to the Company's stockholders.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, the Company's Board of Directors may withdraw, modify, amend or qualify the Company Board Recommendation in accordance with the provisions of Section 5.2(c).

        (c)   In connection with the Offer, the Company shall promptly furnish or cause to be promptly furnished (including by instructing its transfer agent to promptly furnish) to Acquisition Sub a list, as of a recent date, of the record holders of Company Shares and their addresses, as well as mailing labels containing such names and addresses. The Company will furnish Acquisition Sub with such additional information (including lists of holders of Company Shares, updated promptly from time to time at Acquisition Sub's request, and their addresses, mailing labels and any security position listings in the Company's possession) and assistance as Acquisition Sub may reasonably request for purposes of communicating the Offer to the holders of Company Shares. Unless Parent or Acquisition Sub is required to disclose any such information by Legal Requirements or applicable stock exchange rules, all information furnished in accordance with this Section 1.3(c) shall be held in confidence by Parent and Acquisition Sub in accordance with the requirements of the letter agreement, dated May 18, 2005, between Parent and the Company (the "Confidentiality Agreement"), and shall be used by Parent and Acquisition Sub only in connection with the communication of the Offer and the dissemination of any proxy or information statement relating to the Merger to the holders of Company Shares or as necessary to enable Acquisition Sub to accept Company Shares tendered pursuant to the Offer, or to consummate the Merger and the other transactions contemplated by this Agreement.

        1.4    Board of Directors.

        (a)   Following the time at which Acquisition Sub first accepts for payment any Company Shares tendered pursuant to the Offer (the "Acceptance Time"), Parent shall be entitled to elect or designate all of the directors on the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least two Continuing Directors; provided further, that (i) in no event shall the requirement to have at least two Continuing Directors result in Parent's designees constituting less than a majority of the Company's Board of Directors unless Parent shall have failed to designate a sufficient number of directors to constitute at least a majority and (ii) if the number of Continuing Directors shall be reduced below two for any reason whatsoever (or immediately following the Acceptance Time there are not at least two then-existing directors of the Company who qualify to serve and are willing to serve as Continuing Directors), then the number of Continuing Directors required hereunder shall be reduced to the number of then-serving Continuing Directors (i.e., one or zero), unless any remaining Continuing Director is able to identify a person who qualifies as a Continuing Director and is willing to serve as a Continuing Director, in which case any such remaining Continuing Director shall be entitled (but not required) to designate such person to fill such vacancy, and such newly designated director shall be deemed a Continuing Director for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent be entitled to designate pursuant hereto any directors to serve on the Company's Board of Directors unless it is then the beneficial owner of Company Shares entitling it to exercise at least a majority of the voting power of the outstanding Company Shares. If requested by Parent, following the Acceptance Time, the Company shall, subject to compliance with applicable Legal Requirements, take all actions necessary (including promptly filling vacancies or newly created directorships on the Company's Board of Directors, promptly increasing the size of the Company's Board of Directors (including by amending the bylaws of the Company if necessary so as to increase such size) and/or promptly seeking the resignations of incumbent directors) to cause persons designated by Parent to be so elected or designated as directors of the Company.

        (b)   The Company's obligation to cause Parent's designees to be elected to or designated as members of the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require in order to fulfill its obligations under this Section 1.4, so long as Parent shall have provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.

        1.5    Actions by Directors.    Following the election or designation of Parent's designees to the Company's Board of Directors pursuant to Section 1.4(a), and until the Effective Time, the approval of a majority of the Continuing Directors shall (in addition to any approval rights of the Company's Board of Directors or its stockholders required by law) be required to authorize (i) any amendment to or termination of this Agreement by the Company, (ii) any amendment to the Company's certificate of incorporation or bylaws, (iii) any extension of time for the performance of any of the obligations or other acts of Parent or Acquisition Sub if such extension adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Company Shares (other than Parent or Acquisition Sub), (iv) any waiver of compliance with any covenant of Parent or Acquisition Sub or any condition to any obligation of the Company, or any waiver of any right of the Company under this Agreement, if such waiver adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Company Shares (other than Parent or Acquisition Sub), (v) any withdrawal, modification, amendment or qualification by the Company's Board of Directors of the Company Board Recommendation, and (vi) any other consent or action by the Company's Board of Directors with respect to this Agreement or the Merger if such consent or action adversely affects, or could reasonably be expected to have an adverse effect on, any of the holders of Company Shares (other than Parent or Acquisition Sub); provided, however, that if there shall be no Continuing Directors as a result of such persons' deaths, disabilities, refusal to serve or otherwise, then such actions may be effected by majority vote of the Board of Directors of the Company.

SECTION 2. THE MERGER; EFFECTIVE TIME

        2.1    Merger of Acquisition Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the

"DGCL"), at the Effective Time (as defined in Section 2.3), Acquisition Sub shall be merged with and into the Company, and the separate existence of Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        2.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

        2.3    Effective Time.    As soon as practicable after the Acceptance Time and the satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause a properly executed certificate of merger (or certificate of ownership and merger, if appropriate) conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the "Effective Time"). At 10:00 a.m. (Pacific time) on the date on which the Certificate of Merger is to be so filed, a closing shall be held at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Section 6.

        2.4    Certificate of Incorporation and Bylaws; Directors.    Unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

          (a)   subject to Section 5.10(a), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Acquisition Sub;

          (b)   subject to Section 5.10(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

          (c)   the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time.

        2.5    Conversion of Company Shares.    Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

          (a)   any Company Shares then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company's treasury) shall cease to exist, and no consideration shall be paid in exchange therefor;

          (b)   any Company Shares then held by Parent, Acquisition Sub or any other wholly-owned Subsidiary of Parent shall cease to exist, and no consideration shall be paid in exchange therefor;

          (c)   except as provided in clauses "(a)" and "(b)" above, each Company Share then outstanding (excluding any Appraisal Shares (as defined in Section 2.8(c)), shall be converted into the right to receive, in cash, the Per-Share Amount or such greater cash amount per Company Share as may have been paid to any holder of Company Shares pursuant to the Offer; and

          (d)   each share of common stock, par value $0.01 per share, of Acquisition Sub then outstanding shall be converted into one share of the common stock of the Surviving Corporation.

If, between the date of this Agreement and the Effective Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per-Share Amount shall be adjusted to the extent appropriate.

        2.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all Company Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 2.5 and all holders of certificates previously representing Company Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Company Shares (a "Company Stock Certificate") is presented to the Paying Agent (as defined in Section 2.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

        2.7    Payment for Company Shares.

        (a)   Prior to the Effective Time, (i) Parent (after consultation with the Company) shall select a reputable bank or trust company to act as paying agent with respect to the Merger (the "Paying Agent"), and (ii) Parent shall cause to be made available to the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 2.5 to holders of Company Shares outstanding immediately prior to the Effective Time.

        (b)   Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Shares described in Section 2.5(c) a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates previously representing such Company Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 2.7(e), the transferee of the Company Shares previously represented by such Company Stock Certificate) shall promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to Section 2.5(c).

        (c)   On or after the date six months following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent that have not been disbursed to holders of Company Stock Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

        (d)   If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

        (e)   In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Company Shares to a transferee of such Company Shares if the Company Stock Certificate previously representing such Company Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes relating to such transfer have been paid.

        (f)    The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Shares.

        2.8    Appraisal Rights.

        (a)   Notwithstanding anything to the contrary contained in this Agreement, any Company Shares that constitute Appraisal Shares (as defined in Section 2.8(c)) shall not be converted into or represent the right to receive payment in accordance with Section 2.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder's right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase such Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate(s) previously representing such Appraisal Shares) payment for such Appraisal Shares in accordance with Section 2.5(c).

        (b)   The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder's Company Shares pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal without the consent of Parent.

        (c)   For purposes of this Agreement, "Appraisal Shares" shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who have preserved their appraisal rights under Section 262 of the DGCL with respect to such Company Shares.

        2.9   Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Acquisition Sub, except as set forth or incorporated by reference (a) in the Company SEC Documents (as defined in Section 3.4(a)) or in the exhibits thereto, (b) in the part of the disclosure schedule delivered to Parent on the date of this Agreement (the "Company Disclosure Schedule") corresponding to the numbered section of this Section 3 that includes a particular representation or warranty, or (c) in any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure should qualify a particular representation or warranty, as follows:

        3.1    Due Organization and Good Standing; Subsidiaries.

        (a)   Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is (where such concept is recognized under the laws of the applicable jurisdiction) in good standing (in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

        (b)   Part 3.1 of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges or encumbrances, except for Permitted Encumbrances. Other than with respect to the Subsidiaries set forth in Part 3.1 of the Company Disclosure Schedule, and except for securities or interests classified as marketable securities or short-term investments under GAAP, as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock or other equity securities of any entity or have any direct or indirect equity or ownership interest in any business.

        3.2   Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each Subsidiary of the Company, including all amendments thereto. Neither the Company nor any Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or equivalent organizational documents).

        3.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Company consists of 35,000,000 Company Shares and 2,000,000 shares of preferred stock ("Preferred Shares"). As of July 19, 2005: (i) 14,978,324 Company Shares were issued and outstanding, including 565,466 unvested restricted Company Shares; (ii) no Preferred Shares were outstanding; (iii) 200,000 Preferred Shares were reserved for future issuance upon exercise of the Company Rights; (iv) options to purchase 344,058 Company Shares were outstanding; and (v) 564,670 Company Shares remained available for future issuance or grant pursuant to the Company Option Plan. Between July 19, 2005 and the date of this Agreement, (A) the Company has not issued any Company Shares other than in connection with the exercise of stock options outstanding on July 19, 2005, and (B) the Company has not granted any stock options. Except as set forth in this Section 3.3(a), at the close of business on July 19, 2005 no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable. The Company has delivered or made available to Parent copies of (1) the Company Option Plan, which covers all of the stock options and unvested restricted stock awards granted by the Company that are outstanding as of the date of this Agreement, and (2) the forms of all stock option agreements and restricted stock award agreements evidencing such options and stock awards.

        (b)   Except for options, rights, securities and plans referred to in Part 3.3(c) or Part 3.3(d) of the Company Disclosure Schedule and in the Company Rights Agreement, as of the date of this Agreement, there is no outstanding option, warrant, call, right, convertible or exchangeable security, "phantom" stock right, stock appreciation right, stock-based performance unit, commitment, contract, arrangement or undertaking of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that gives any Person the right to receive from the Company or any of its Subsidiaries any economic benefit or right determined by reference to the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

        (c)   Part 3.3(c) of the Company Disclosure Schedule contains a schedule as of the date of this Agreement setting forth the number of shares underlying each outstanding stock option granted by the Company and the exercise price, vesting date (or dates) and expiration date of such stock option. There are no preemptive or similar rights held by any holder of any class of securities of the Company or any of its Subsidiaries with respect to such securities. All outstanding unvested stock options granted by the Company will accelerate at or prior to the Effective Time, and all outstanding stock options granted by the Company will terminate at or prior to the Effective Time.

        (d)   Part 3.3(d) of the Company Disclosure Schedule contains a schedule as of the date of this Agreement setting forth the holders of restricted Company Shares granted pursuant to the Company Option Plan and the vesting date (or dates) of such restricted Company Shares. Other than repurchase rights in connection with the restricted Company Shares listed in Part 3.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, the Company does not have repurchase rights with respect to any other securities of the Company.

        (e)   Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations providing the holders of which the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter submitted to such stockholders or to a separate class of holders of capital stock of the Company or any of its Subsidiaries.

        (f)    Except for this Agreement, the Transaction Support Agreements and any other agreements or arrangements contemplated by this Agreement, there are no voting trusts, voting agreements or similar agreements or other arrangements to which the Company is a party or by which the Company is bound with respect to the voting of capital stock of the Company.

        3.4    SEC Filings; Financial Statements.

        (a)   All registration statements (on a form other than Form S-8), annual and quarterly reports, definitive proxy statements and other reports and statements required to be filed by the Company with the SEC between January 1, 2003 and the date of this Agreement (the "Company SEC Documents") have been so filed on or prior to the date of this Agreement. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)   The financial statements (including any related notes) contained in the Company SEC Documents have been prepared from the books and records of the Company and its Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments).

        (c)   Neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed or reflected in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred since April 2, 2005 in the ordinary course of business; and (iii) liabilities that are not material liabilities of the Company and its Subsidiaries, taken as a whole.

        (d)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any contract, agreement, arrangement or understanding (including any contract, agreement, arrangement or understanding relating to any transaction or relationship between the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract, agreement, arrangement or understanding is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or its Subsidiaries' published financial statements.

        3.5    Absence of Certain Changes.

        (a)   Between October 3, 2004 and the date of this Agreement, neither the Company nor any of its Subsidiaries: (i) suffered any adverse change with respect to its business or financial condition that has had a Company Material Adverse Effect; or (ii) suffered any loss, damage or destruction to any of its assets that has had a Company Material Adverse Effect.

        (b)   Between April 3, 2005 and the date of this Agreement, the Company and its Subsidiaries conducted their business only in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries: (i) amended its certificate of incorporation or bylaws; (ii) incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (iii) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP; (iv) sold or otherwise transferred any material portion of its assets, except in the ordinary course of business; (v) declared, set aside or paid any dividend with respect to the outstanding Company Shares, except for the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Company Share, the most recent of which was declared on May 12, 2005 and payable to stockholders of record on May 27, 2005; (vi) disposed of, granted or permitted to lapse prematurely any material IP Rights necessary to the conduct of the business of the Company and its Subsidiaries, other than in ordinary course of business consistent with past practice; (vii) adopted or amended in any material respect any Company Benefit Plan, or increased the compensation, bonus or fringe benefits of any director, executive officer or vice president of the Company or any of its Subsidiaries (except for any increases committed prior to April 3, 2005 and except for increases in amounts consistent with past practices, and in each case in the ordinary course of business); (viii) accelerated the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan or amended in any material respect any Company Benefit Plan in a manner inconsistent with the foregoing (except as required by any Company Benefit Plan existing prior to April 3, 2005 or any applicable Legal Requirement); (ix) entered into or amended or modified any change of control, severance, consulting, retention or employment agreement with any director, executive officer or vice president of the Company or any of its Subsidiaries; (x) waived, released or assigned any material rights or claims under any Material Contracts (except in the ordinary course of business); (xi) settled or compromised any Legal Proceeding or entered into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Legal Proceeding for an amount in excess of $100,000 or which settlement limited or restricted in any material respect the ability of the Company or any of its Subsidiaries to engage in or conduct any business in any geographic area or restricted the Company's right to use or license any material Company IP; or (xii) entered into any agreement to take any of the actions referred to in clauses "(i)" through "(xi)" of this Section 3.5(b).

        3.6    IP Rights.

        (a)   Part 3.6 of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of all U.S. and foreign (i) issued patents and patent applications, (ii) trademark, service mark and domain name registrations and applications and (iii) copyright registrations and applications, in each case which is purported to be owned by the Company or any of its Subsidiaries (collectively, the "Scheduled IP"). The Company or one of its Subsidiaries owns, free of all liens and security interests (other than Permitted Encumbrances), all Company IP. No such Company IP is subject to any license granted by the Company or any of its Subsidiaries to any other Person (other than implied licenses arising from sales of products and nonexclusive licenses granted in the ordinary course of business).

        (b)   To the knowledge of the Company, the Company or one of its Subsidiaries owns and has good title to, or has a valid right to use, each of the IP Rights necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which their business is currently being conducted. All material registered trademarks, issued patents and registered copyrights and mask works listed in Part 3.6 of the Company Disclosure Schedule or otherwise owned by the Company and its Subsidiaries are subsisting and, to the knowledge of the Company, valid.

        (c)   The Company has a policy of requiring all employees of the Company and its Subsidiaries to sign a proprietary information and invention assignment agreement in the standard form that has been made available to Parent, and, to the knowledge of the Company, there are no material breaches of such policy.

        (d)   The Company is not engaging (and since January 1, 2003 has not engaged) in any patent or copyright misuse or any fraud or inequitable conduct with respect to its patent applications, trademark or service mark applications or copyright or mask work registration applications. To the knowledge of the Company, neither the material current products of the Company or its Subsidiaries nor the conduct of the business of the Company or its Subsidiaries infringes, misappropriates or otherwise violates any IP Rights owned by any other Person. As of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened) against the Company or any of its Subsidiaries with respect to any claim that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating any IP Rights owned by any other Person or that any material Company IP is invalid. To the knowledge of the Company as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Company IP.

        (e)   Neither the Company nor any of its Subsidiaries has published or otherwise made publicly available any of its trade secrets that are material to the Company's business as currently conducted, except in the course of filing and prosecuting patent applications.

        (f)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment by the Company or its Subsidiaries of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's and its Subsidiaries' right to own, use or hold for use by the Company and its Subsidiaries any of the material IP Rights as owned, used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any loss, impairment, payment or consent that may result from, or be required as a result of, any contracts, orders, stipulations or other duties or obligations of Parent, Acquisition Sub or any other Affiliate of Parent that exist at or prior to the Acceptance Time or independently of this Agreement.

        3.7    Title to Assets; Real Property.

        (a)   The Company or one of its Subsidiaries owns, and has good and valid title to, each of the tangible assets reflected as owned by the Company or its Subsidiaries on the April Balance Sheet (except for tangible assets sold or disposed of since April 2, 2005 and except for tangible assets being leased to the Company or one of its Subsidiaries) free of any liens or encumbrances (other than Permitted Encumbrances). Part 3.7 of the Company Disclosure Schedule identifies all fee interests owned by the Company in any real property (the "Company Fee Property") as of the date of this Agreement.

        (b)   The Company or one of its Subsidiaries has a good and valid leasehold interest as of the date of this Agreement in each parcel of real property leased by the Company or any of its Subsidiaries from another Person (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property") pursuant to a lease set forth in Part 3.7 of the Company Disclosure Schedule (the leases set forth in Part 3.7 of the Company Disclosure Schedule, the "Company Leases"), in each case where any such leased property is necessary to the conduct of the business of the Company or its Subsidiaries as it is currently conducted or requires the payment of a monthly rental in excess of $20,000. The Company or one of its Subsidiaries has the right to use and occupy each parcel included in the Company Leased Property for the full term of the Company Lease relating thereto, except as otherwise provided in the applicable Company Lease. Each Company Lease is a legal, valid and binding agreement of the lessor thereunder, enforceable by the Company or its Subsidiary, as applicable, in accordance with its terms, and, as of the date of this Agreement, there is no default under any Company Lease nor any condition or event, which, after notice or a lapse of time or both would constitute a default under any Company Lease (nor has the Company or any of its Subsidiaries received, between January 1, 2003 and the date of this Agreement, notice of any default, or any condition or event, which, after notice or a lapse of time or both would constitute a default, under any Company Lease, except where such default, condition or event has been cured or otherwise resolved in all material respects or where such notice has been withdrawn or is otherwise no longer pending). There is no currently effective assignment or sublease pursuant to which the Company or any of its Subsidiaries has assigned any Company Lease or sublet any part of the premises covered by any Company Lease except as would not, in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

        3.8    Contracts.

        (a)   Except as set forth in the proviso to clause "(xvi)" below, Part 3.8 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following contracts to which the Company or any of its Subsidiaries is a party and that are in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement (each such contract, together with any amendment or supplement thereto, a "Material Contract"):

            (i)  each contract that limits or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete, or engage in any type of business, in any geographic area or line of business;

           (ii)  each joint venture, partnership, limited liability company agreement or similar agreement with a third party relating to the formation, creation, operation, management or control of any partnership or joint venture of the Company or any Subsidiary of the Company;

         (iii)  each indemnification or employment contract between the Company or any of its Subsidiaries and any director or officer of the Company or any of its Subsidiaries;

          (iv)  each loan or credit agreement, mortgage, note or other contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries;

           (v)  each customer or supply contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid or received in excess of $500,000 in fiscal year 2004;

          (vi)  each "single source" supply contract (excluding purchase orders given in the ordinary course of business) pursuant to which goods or materials that are material to the Company's business are supplied to the Company or any Subsidiary of the Company from an exclusive source;

         (vii)  each exclusive sales representative or exclusive distribution contract to which the Company or any of its Subsidiaries is a party;

        (viii)  each collective bargaining agreement to which the Company or any of its Subsidiaries is a party;

          (ix)  each Company Lease;

           (x)  each agreement or series of related agreements, including any option to purchase, relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise), or a substantial portion of the assets of any material business, pursuant to which the Company or any of its Subsidiaries has any rights or obligations (other than confidentiality, warranty and indemnification rights or obligations) continuing in effect as of date of this Agreement;

          (xi)  each customer or supply agreement or contract to which the Company or any of its Subsidiaries is a party with any Governmental Entity (whether the Company or any Subsidiary of the Company is a prime contractor or subcontractor under such contract) under which the Company or any of its Subsidiaries would receive more than $500,000 and any pending bid or proposal under any proposed prime contract or subcontract not relating to existing products under which the Company or any of its Subsidiaries would receive more than $500,000 and pursuant to which the Company would have a binding obligation to perform if such pending bid or proposal was accepted;

         (xii)  each consulting contract that (A) is not terminable by the Company or any of its Subsidiaries on notice of 90 days or less and (B) involves monthly payments in excess of $30,000;

       (xiii)  (A) each contract granting to the Company or its Subsidiaries an express license to any material IP Rights necessary to make, use or sell the Company's products (other than contracts granting licenses to readily available commercial software, freeware or "open source" software) and (B) each contract restricting the Company's rights to use or register any material Company IP which is not terminable (without cost or penalty) within 90 days or less;

        (xiv)  each contract between the Company or any of its Subsidiaries on the one hand, and any officer, director or other individual affiliate of the Company or any of its Subsidiaries, on the other hand, except for any such contract that (A) is substantially identical in form to a form of contract entered into by the Company or any of its Subsidiaries with non-affiliated parties, or (B) is not expected to result in payments or the provision of benefits to such officer, director or other individual affiliate valued at more than $50,000 over the term of the contract;

         (xv)  each other agreement the premature termination of which is reasonably likely to be material to the Company and its Subsidiaries, taken together; or

        (xvi)  each other contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such Annual Report were filed by the Company with the SEC on the date of this Agreement); provided, however, that, while all of the contracts covered by this clause "(xvi)" shall be deemed to be "Material Contracts," Part 3.8 of the Company Disclosure Schedule does not list those contracts covered by this clause "(xvi)" that have previously been filed as exhibits to any of the Company SEC Documents.

        (b)   The Company has made available to Parent copies of each Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement. Each of the Material Contracts is a valid and binding agreement of the Company or a Subsidiary of the Company and is in full force and effect as of the date of this Agreement. As of the date of this Agreement, there are no existing breaches or defaults on the part of the Company or any of its Subsidiaries under any Material Contract, except for breaches and defaults that would not be material to the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company as of the date of this Agreement, there are no existing breaches or defaults on the part of any other Person under any Material Contract, except for breaches and defaults that would not be material to the Company and its Subsidiaries, taken as a whole. No other party to a Material Contract has provided to the Company or its Subsidiaries, between January 1, 2003 and the date of this Agreement, any notice of any intention to prematurely terminate any Material Contract.

        3.9    Compliance with Legal Requirements.

        (a)   Each of the Company and its Subsidiaries is in compliance in all material respects with all Legal Requirements applicable to its business, and to the knowledge of the Company, between January 1, 2003 and the date of this Agreement, neither the Company nor any of its Subsidiaries was investigated by any Governmental Authority with respect to, threatened by any Governmental Authority to be charged with, or given notice by any Governmental Authority of, any material violation of any Legal Requirement by the Company or any of its Subsidiaries except in each case where the investigation, threat or charge has been halted, withdrawn or terminated or where the alleged violation has been cured or otherwise resolved in all material respects.

        (b)   The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each SEC Report filed by the Company, and such certifications complied in all material respects with the Sarbanes-Oxley Act and the Exchange Act at the time they were made. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) of the Exchange Act, neither the Company nor any of its Affiliates has, or has arranged, any outstanding extensions of credit within the meaning of Section 402 of the Sarbanes-Oxley Act to any executive officer or director (or equivalent thereof) of the Company.

        (c)   The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) intended to ensure, at a reasonable assurance level, that material information relating to the Company is made known to the management of the Company by others within the Company, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        (d)   The Company has delivered to Parent copies of any written notifications it has received from its auditors between October 1, 2003 and the date of this Agreement, of a"reportable condition" or "material weakness" in the Company's internal controls. For purposes of this Agreement, the terms "reportable condition" and "material weakness" shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date of this Agreement.

        3.10    Legal Proceedings; Orders. As of the date of this Agreement:

        (a)   there are no Legal Proceedings pending (or, to the knowledge of the Company, being threatened) against the Company or any of its Subsidiaries that (i) would reasonably be expected to be resolved in a manner adverse to the Company and its Subsidiaries and (ii) individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole;

        (b)    there is no court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is subject; and

        (c)    to the Company's knowledge, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or is being threatened, other than any investigations that would not reasonably be expected by the Company to result in restrictions on the business and operations of the Company and its Subsidiaries that are material to the Company and its subsidiaries, taken as a whole.

        3.11    Governmental Authorizations.

        (a)    As of the date of this Agreement, the Company and its Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their businesses in the manner in which such businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, such Governmental Authorizations are, in all material respects, valid and in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Between January 1, 2003 and the date of this Agreement, neither the Company nor any of its Subsidiaries received any written notice from any Governmental Entity (i) asserting any material violation of any term or requirement of any material Governmental Authorization except where such notice has been withdrawn or where the violation asserted in such notice is otherwise no longer pending or where the violation asserted in such notice has been cured or otherwise resolved in all material respects or (ii) notifying the Company or one of its Subsidiaries of the revocation of any material Governmental Authorization except where such notice has been withdrawn or is otherwise no longer pending or where such Governmental Authorization has been reinstated in all material respects.

        (b)    The Company and its Subsidiaries are in compliance in all material respects with the terms and requirements of all U.S. Governmental Authorizations and applicable Legal Requirements in respect of export and trade controls, technology sharing and control, export licensing and related matters, including the international traffic in arms regulations ("ITAR") and the export administration regulations (collectively, the "Export Control Laws"). The Company possesses all Governmental Authorizations required under Export Control Laws for its business as conducted as of the date of this Agreement. Copies or descriptions of the Company's access control policies and procedures as of the date of this Agreement with respect to facilities manufacturing or assembling "defense articles" under Export Control Laws have been delivered or otherwise made available to Parent. Part 3.11(b) of the Company Disclosure Schedule sets forth (i) all facility security clearances issued by any Governmental Entity (including the DSS) held by the Company or any of its Subsidiaries as of the date of this Agreement, and (ii) the approximate number of Company Employees who hold personnel security clearances issued by any Governmental Entity as of the date of this Agreement. The Company and (to the Company's knowledge) such Company Employees are in compliance in all material respects with the terms of such facility and personnel security clearances. As of the date of this Agreement, the Company maintains all security clearances required to conduct its business as currently operated. Neither the acceptance for payment of any Company Shares tendered pursuant to the Offer, nor the consummation of the Merger, will result in the revocation of any security clearance of the Company or any Subsidiary of the Company except for such security clearances that could be revoked if an Agreed Arrangement were not implemented or if any other measures required to effectively insulate against foreign ownership, control or influence were not obtained, and provided that no representation or warranty is made with respect to any facts or circumstances unique to or otherwise relating to Parent or Acquisition Sub. Between January 1, 2003 and the date of this Agreement, neither the Company nor any of its Subsidiaries received any notice from any U.S. Governmental Entity (i) asserting any violation of any term or requirement of any Export Control Law or (ii) notifying the Company or one of its Subsidiaries of the revocation of (A) any applicable Governmental Authorization required under

Export Control Laws or (B) any security facility or personnel clearances issued by U.S. Governmental Entities except in each case where such notice has been withdrawn or is otherwise no longer pending, where such Governmental Authorization has been reinstated in all material respects or where the violation or other matter asserted in such notice has been cured or otherwise resolved in all material respects.

        3.12    Tax Matters.

        (a)    All material Tax returns required to be filed by the Company and its Subsidiaries with any Governmental Entities with respect to taxable periods ending before the Acceptance Time (the "Company Returns") (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance in all material respects with applicable Legal Requirements. The Company and its Subsidiaries have timely paid and discharged all material Taxes due and payable by them (whether or not shown on Company Returns). The Company and its Subsidiaries have withheld, collected and paid over to the appropriate Governmental Entities or are properly holding for such payment all Taxes required by applicable Legal Requirements to be withheld or collected by the Company and its Subsidiaries. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (b)    All Company Returns for federal income Taxes and any Company Returns for foreign income Taxes filed with or submitted to foreign Tax authorities have been examined by the Internal Revenue Service or the applicable foreign Tax authority (or any applicable statutes of limitation for the assessment of the U.S. federal income or applicable foreign Taxes have expired), as applicable, for all periods through and including the date of this Agreement, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Company Returns.

        (c)    The April Balance Sheet fully accrues the liabilities of the Company and its Subsidiaries for income Taxes with respect to all periods through April 2, 2005 in accordance with GAAP. The Company will establish, in the ordinary course of business, appropriate reserves for the payment of Taxes due and payable by the Company and its Subsidiaries for the period from April 3, 2005 through the Acceptance Time.

        (d)    As of the date of this Agreement, (i) to the knowledge of the Company there are no examinations or audits of any Company Return currently underway, (ii) no extension or waiver of the limitation period applicable to any Company Return is in effect, (iii) no Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened) by any Tax authority against the Company in respect of any material Tax, (iv) there are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith), (v) there are no liens for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries, and (vi) the Company is not bound by any agreement or consent entered into pursuant to Section 341(f) of the Code. The Company is not required to include any adjustment in taxable income for any Tax period pursuant to Section 481 or 263A of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company has been a member of any combined, consolidated or unitary group (other than a group of which the Company is the common parent) for which it is or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations (or any similar provisions under foreign, state or local law) (A) as transferee or successor, (B) by contract or (C) otherwise.

        (e)    As of the date of this Agreement, there is no agreement between the Company or any of its Subsidiaries and any employee or independent contractor of the Company or any of its Subsidiaries that will give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract with a third party.

        (f)    No property of the Company or any Subsidiary of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code or any regulations thereunder or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code or any regulations thereunder.

        (g)    The Company and its Subsidiaries have made available to Parent any audit or examination report issued by a Tax authority between January 1, 2003 and the date of this Agreement relating to any Taxes due from the Company or any Subsidiary of the Company.

        (h)    Neither the Company nor any Subsidiary of the Company has participated as a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

        (i)    Neither the Company nor any Subsidiary of the Company has taken a written position on any Company Return for which the statute of limitations for the assessment of Taxes has not expired that is a "listed transaction" as such term is defined in Treasury Regulation 1.6011-4(b)(2).

        (j)    Between December 31, 2003 and the date of this Agreement, neither the Company nor any Subsidiary of the Company has, for purposes of all federal, foreign, state and local Taxes, made or changed any election, filed any amended Tax return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any Subsidiary of the Company, or taken any other action or omitted to take any action, if such election, adoption, change, amendment, agreement, settlement, surrender, or other action or omission could reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any Subsidiary of the Company in any Tax period (or portion thereof) beginning and ending after the Effective Time ("Post-Closing Tax Period"), materially deferring income to a Post-Closing Tax Period or materially accelerating deductions to a Tax period (or portion thereof) ending at or before the Effective Time.

        (k)    Between January 1, 2003 and the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written assertion, or written threatened assertion, that the Company or any Subsidiary of the Company has or has had a permanent establishment in any country other than the country in which it is incorporated or in which it maintains its principal place of business.

        (l)    Neither the Company nor any Subsidiary of the Company has been a member of any Company Group other than a Company Group of which the Company is the common parent.

        (m)    No income or gain of the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) has been deferred pursuant to Treasury Regulation sections 1.1502-13 or 1.1502—14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final.

        3.13    Employee Benefit Plans.

        (a)    Part 3.13(a) of the Company Disclosure Schedule contains a list of all Company Benefit Plans and Employment Agreements as of the date of this Agreement, and the Company has made available to Parent copies of those of such Company Benefit Plans and Employment Agreements that are in written form.

        (b)    There does not exist as of the date of this Agreement, nor do any circumstances exist as of the date of this Agreement that would reasonably be expected to result in, any liabilities under

(i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that could reasonably be expected to be a liability of the Company or any Subsidiary of the Company following the Effective Time.

        (c)    No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

        (d)    No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan.

        (e)    Neither the execution and delivery of this Agreement, nor the acceptance for payment of the Company Shares tendered pursuant to the Offer, nor the consummation of the Merger will (either alone or in conjunction with any other event such as termination of employment) (i) result in any material payment following the Effective Time becoming due to any Company Employee under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Subsidiary of the Company following the Effective Time, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Subsidiary of the Company following the Effective Time or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of the Company or any Subsidiary of the Company following the Effective Time.

        (f)    Each Company Benefit Plan is being, in all material respects, (i) operated, (ii) established, (iii) administered, (iv) invested and (v) registered (where applicable) in accordance with, and is in compliance with, its terms and applicable law, including ERISA and the Code, except for any failure to so operate, establish, administer, invest, register or comply in any respect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (g)    Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

        (h)    As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). As of the date of this Agreement, there are no material pending or, to the knowledge of the Company, material threatened claims by any Company Employee against the Company or any Subsidiary of the Company under any Employment Agreements.

        (i)    As of the date of this Agreement, no Company Benefit Plan is under audit (other than audits in the ordinary course) or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other U.S. Governmental Entity.

        (j)    The Company and its Subsidiaries have paid or will have paid, on a timely basis, all contributions, premiums and expenses due under any Company Benefit Plan at or before the Acceptance Time and have made appropriate entries in their financial records and statements for all obligations and liabilities under the Company Benefit Plans that have accrued but are not due.

        (k)    The Company and its Subsidiaries have no current or future financial obligations with respect to any Company Benefit Plan or Employment Agreement providing post-retirement health or life insurance benefits to any current or future retirees of the Company or its Subsidiaries, except to the extent such benefits are required to be provided by applicable Legal Requirements.

        (l)    Part 3.13(l) of the Company Disclosure Schedule separately identifies as of the date of this Agreement each Company Benefit Plan that is a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (a "Non-U.S. Plan"), and other than as set forth therein, neither the Company nor any Subsidiary of the Company sponsors or is obligated to contribute to any Non-U.S. Plan except to the extent required by applicable Legal Requirements. Each Non-U.S. Plan required to be registered or approved by a Governmental Entity has been registered with, or approved by, such Governmental Entity and has been maintained in good standing with, such Governmental Entity.

        (m)    Between January 1, 2005 and the date of this Agreement, the Company has not (i) entered into or amended any employment agreement or similar agreement with any individual who, at the time of entering into or amending such agreement, was a holder of equity securities of the Company containing (A) change in control provisions or (B)"gross up" provisions with respect to the offsetting of Tax liabilities, (ii) accelerated any options, restricted stock or other stock awards, or (iii) granted any sign-on, retention, stay or other special bonus inconsistent with past practice to any individual who, at the time of such grant, was a holder of equity securities of the Company.

        3.14    Labor Matters.    There are no collective bargaining agreements or other labor union agreements to which the Company or any of its Subsidiaries is a party, and as of the date of this Agreement neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding asserting that any of them has committed an unfair labor practice or seeking to compel any of them to bargain with any labor organization as to wages or conditions. To the Company's knowledge, between January 1, 2003 and the date of this Agreement, neither the Company nor any of its Subsidiaries was the subject of any labor union organizing activity or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts. To the knowledge of the Company, other than claims relating to workers' compensation benefits, there are no labor disputes pending as of the date of this Agreement that are subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened as of the date of this Agreement with respect to any current or former employee, officer, director or contract worker of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have, since January 1, 2003, complied in all material respects with all Legal Requirements pertaining to the employment or termination of employment of their respective employees, including all such laws relating to labor relations, equal employment, fair employment practices, prohibited discrimination or distinction and other similar employment practices or acts, except for any failure to so comply that, individually and in the aggregate, would not reasonably be expected to result in any material employment or benefit liability to the Company or any of its Subsidiaries

        3.15    Environmental Matters.

        (a)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits necessary for the conduct of its business.

        (b)   Between January 1, 2003 and the date of this Agreement, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or order was received by the Company or any of its Subsidiaries, relating to or arising out of any Environmental Law, which has not been resolved in all material respects, (ii) no complaint was filed, no penalty or fine was assessed, and no investigation, action, claim, suit or proceeding was pending or, to the knowledge of the Company, threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law, which has not been resolved in all material respects.

        (c)   The Company has not disposed or Released any Hazardous Substances at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any Subsidiary of the Company that has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Subsidiary of the Company under any Environmental Law.

        (d)   Neither the Company nor any Subsidiary of the Company has caused or taken any action that could reasonably be expected to result in any material liability or obligation of the Company or any Subsidiary of the Company relating to (i) the environmental conditions at, on, above, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any Subsidiary of the Company or any of their respective predecessors in interest, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.

        3.16    Insurance.    All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties as of the date of this Agreement (the "Insurance Policies") are in full force and effect as of the date of this Agreement. All premiums due on the Insurance Policies have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and provisions of the Insurance Policies. Between January 1, 2003 and the date of this Agreement, the Company did not receive any written communication notifying the Company of any (a) cancellation or invalidation of any material Insurance Policy (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material Insurance Policy, or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no pending material claim by the Company under any Insurance Policy.

        3.17    Certain Business Practices.    Since January 1, 2003, neither the Company nor any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or government employees or to foreign or domestic political parties or political campaigns; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977.

        3.18    Product Warranties.    As of the date of this Agreement, except for claims that would not be material to the Company and its Subsidiaries, taken as a whole, there are no claims pending or, to the knowledge of the Company, being threatened against the Company or any of its Subsidiaries with respect to any warranties provided by the Company or any of its Subsidiaries with respect to their respective products. Since January 1, 2003, each product manufactured, sold, leased or delivered by any of the Company and its Subsidiaries has been in conformity in all material respects with all applicable contractual commitments and all express and applicable implied warranties.

        3.19    Transactions with Affiliates.    Between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.19 of the Company Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement. There are no contracts, commitments, agreements, arrangements or other transactions currently in effect between the

Company or any Subsidiary of the Company, on the one hand, and any (i) present or former officer or director of the Company or any Subsidiary of the Company or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses "(i)," "(ii)" and "(iii)," for any contract, commitment, agreement, arrangement or other transaction involving less than $50,000, any contract, commitment, agreement, arrangement or other transaction between the Company and any of its Subsidiaries, and any contract, commitment, agreement, arrangement or other transaction between Subsidiaries of the Company.

        3.20    Authority; Binding Nature of Agreement.    The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) determined that the Offer is fair to, and in the best interests of, the Company's stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company, (c) declared that this Agreement is advisable, and (d) resolved to make the Company Board Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, and assuming the accuracy of Parent's representations and warranties in Section 4.7, the adoption of this Agreement by the holders of a majority of the then outstanding Company Shares (if required under the DGCL) and the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.21    Vote Required.    If required under applicable Legal Requirements in order to permit the consummation of the Merger, and assuming the accuracy of Parent's representations and warranties in Section 4.7, the affirmative vote of the holders of a majority of the Company Shares outstanding on the record date for the meeting of stockholders of the Company described in Section 5.3 is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement or approve the Merger.

        3.22    Non-Contravention; Consents.    Except in the case of clauses "(b)" and "(c)" of this sentence for violations, breaches and defaults that would not be material to the Company and its Subsidiaries, taken as a whole, the execution and delivery of this Agreement by the Company, the acquisition of Company Shares by Acquisition Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of, or conflict with, any of the provisions of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) cause a violation by the Company or any of its Subsidiaries of, or conflict with, any Legal Requirement applicable to the business of the Company or any of its Subsidiaries; or (c) cause a breach or default on the part of the Company or any of its Subsidiaries under, give to others any right of termination, amendment, acceleration, payment or cancellation of, result in the loss of material benefit under or result in the creation of a lien or other encumbrance (other than Permitted Encumbrances) on any property pursuant to any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound. Except as may be required by the Exchange Act, the DGCL, the HSR Act, the antitrust or competition laws of foreign jurisdictions, the NASD Bylaws or as set forth in Part 3.22 of the Company Disclosure Schedule, the Company is not required to make any filing with or to obtain any consent, approval, authorization or permit from any Person, domestic or foreign, at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger except where the failure to make such filing or obtain such consent, approval, authorization or permit (a) would not be materially adverse to the Company and its Subsidiaries, taken as a whole, or to Parent or (b) would not materially delay acceptance for payment of the Company Shares tendered pursuant to the Offer or the consummation of the Merger.

        3.23    Section 203 of the DGCL; Company Rights Agreement.    Assuming the accuracy of Parent's representations and warranties in Section 4.7, the Board of Directors of the Company has taken or will take all action necessary to render the restrictions of Section 203 of the DGCL inapplicable to: (a) the execution, delivery and performance of this Agreement and the Transaction Support Agreements; (b) the Offer, the acquisition of Company Shares pursuant to the Offer and the Merger; and (c) the voting covenant and proxy under the Transaction Support Agreements. No other state takeover statute or similar statute or regulation is applicable to the Offer, the purchase of Company Shares in the Offer or the Merger, the voting covenant or proxy under the Transaction Support Agreements, or any of the other transactions contemplated by this Agreement or the Transaction Support Agreements. The Company has amended the Company Rights Agreement to provide that neither Parent nor Acquisition Sub shall be deemed to be an Acquiring Person or an Interested Stockholder (as such terms are defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) shall be deemed to occur and that the Company Rights will not separate from the Company Shares as a result of the execution, delivery or performance of this Agreement.

        3.24    Opinion of Financial Advisor.    The Company's Board of Directors has received the opinion of UBS Securities LLC ("UBS"), dated as of July 21, 2005, to the effect that (subject to various qualifications and assumptions) the Per-Share Amount was fair, from a financial point of view, to the holders of Company Shares (other than as set forth in such opinion) as of July 21, 2005.

        3.25    Brokers.    No broker, finder or investment banker (other than UBS Securities LLC) is entitled to any brokerage, finder's or other similar fee or commission for its services in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Copies of all agreements between the Company and UBS concerning the transactions contemplated by this Agreement, including any fee arrangements, have been provided to Parent.

        3.26    Schedule 14D-9.    The Schedule 14D-9 (and any amendment thereto) will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Schedule 14D-9 (as it may be amended) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. The information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will not, on the first date filed or published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Offer Documents.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

        Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

        4.1   Due Organization.    Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

        4.2   Legal Proceedings.    As of the date of this Agreement:

          (a)   there is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against Parent or Acquisition Sub that would materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement;

          (b)   there is no court order or judgment to which Parent or Acquisition Sub is subject that would materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement; and

          (c)   no investigation by any Governmental Entity with respect to Parent, Acquisition Sub or any other Affiliate of Parent is pending or, to Parent's knowledge, threatened, other than any investigation that would not materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement.

        4.3   Authority; Binding Nature of Agreement.    Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent has (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Parent, and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Acquisition Sub is a newly formed, indirect wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Acquisition Sub has (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Acquisition Sub and its stockholder, and (b) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing of the appropriate merger documents as required by the DGCL. The sole stockholder of Acquisition Sub will vote to adopt this Agreement (or take such other appropriate actions in the case of a merger pursuant to Section 253 of the DGCL) immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        4.4   Non-Contravention; Consents.    Except in the case of clauses "(b)" and "(c)" for violations and defaults that would not materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by Parent and Acquisition Sub, the acquisition of Company Shares by Acquisition Sub pursuant to the Offer and the consummation by Acquisition Sub of the Merger will not: (a) cause a violation of, or conflict with, any of the provisions of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) cause a violation by, Parent or Acquisition Sub, or conflict with, of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) cause a breach or default on the part of Parent or Acquisition Sub under any material contract by which it is bound. Except as may be required by the Exchange Act, the DGCL, the HSR Act or the antitrust or competition laws of foreign jurisdictions or as set forth in Section 4.4 of the disclosure schedule delivered to the Company on the date of this Agreement (the "Parent Disclosure Schedule"), neither Parent nor Acquisition Sub, nor any of Parent's other Affiliates, is required to make any filing with or to obtain any consent, approval authorization or permit from any Person, domestic or foreign, at or prior to the Effective Time in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, which if not made or received, (a) would be materially adverse to the Company and its Subsidiaries, taken as a whole or (b) would prevent or materially delay acceptance for payment of the Company Shares tendered pursuant to the Offer or the consummation of the Merger. No vote of Parent's stockholders is necessary to adopt this Agreement or to approve any of the transactions contemplated by this Agreement.

        4.5   Not an Interested Stockholder.    Neither Parent nor any of its "affiliates" or "associates" is or has been during the past three years an "interested stockholder" (as such terms are defined in Section 203 of the DGCL) of the Company.

        4.6   Financing.    Parent has available cash resources and access to financing in an amount sufficient to enable Acquisition Sub to purchase Company Shares pursuant to the Offer and to consummate the Merger, evidence of which has been delivered to the Company.

        4.7   Ownership of Company Shares.    Neither Parent nor any of Parent's Affiliates directly or indirectly owns, and at all times since January 1, 2002 neither Parent nor any of Parent's Affiliates directly or indirectly has owned, beneficially or otherwise, any Company Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares.

        4.8   Offer Documents.    The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to holders of Company Shares or at any other time at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to any information supplied by the Company for inclusion in the Offer Documents. The information to be supplied by or on behalf of Parent or Acquisition Sub for inclusion in the Offer Documents will not, on the date filed with the SEC, on the date first published, sent or given to holders of Company Shares or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.9   Information in Schedule 14D-9.    None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If a meeting of stockholders of the Company is to be held pursuant to Section 5.3, none of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of such meeting of Company stockholders described in Section 5.3 (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5. COVENANTS

        5.1   Interim Operations of the Company.    The Company agrees that, during the period from the date of this Agreement through the earlier of (x) the time that the designees of Parent as provided in Section 1.4(a) have been elected to or designated as members of, and shall constitute a majority of, the Company's Board of Directors, or (y) the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent, in the case of actions described in clauses "(d)," "(i)," "(n)," "(p)," "(q)," "(t)," "(u)" and "(v)" below, and in the case of any commitment or agreement described in clause "(y)" below to take any of the actions described in clauses "(d)," "(i)," "(n)," "(p)," "(q)," "(t)," "(u)" and "(v)" below, is not to be unreasonably withheld, conditioned or delayed), (ii) as set forth in the Company Disclosure Schedule (including Part 5.1 thereof), (iii) as necessary to implement or otherwise effectuate an Agreed Arrangement or as otherwise expressly contemplated by this Agreement or (iv) as may be required by any Legal Requirement, (A) the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with the manner in which such business was being conducted prior to the date of this Agreement and use its commercially reasonable efforts to preserve its present business and organization substantially intact and to maintain such relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it to the extent reasonably necessary to preserve substantially intact its present business and organization, and (B) neither the Company nor any of its Subsidiaries shall:

          (a)   amend the Company's certificate of incorporation or bylaws;

          (b)   split, combine or reclassify any shares of the Company's capital stock;

          (c)   declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company's capital stock, except prior to the Acceptance Time for the regular quarterly cash dividend in the amount of $.01 per issued and outstanding Company Share declared and paid on its historical schedule consistent with past practice;

          (d)   form any Subsidiary;

          (e)   issue, sell, pledge, dispose of or encumber any additional shares of its capital stock, or securities convertible or exchangeable for, or options or rights to acquire, any shares of its capital stock, other than (i) Company Shares reserved for issuance upon exercise of Company Options outstanding on the date of this Agreement (or granted pursuant to clause "(ii)" or clause "(iii)" of this clause "(e)"), (ii) Company Options or shares of restricted stock granted to new employees in connection with their initial hiring by the Company consistent with the past practices of the Company with respect to newly hired employees and (iii) Company Options or shares of restricted stock granted to employees of the Company and its Subsidiaries at times and in amounts consistent with past practices of the Company;

          (f)    transfer, dispose of or lease, or materially encumber, any material tangible assets of the Company or any of its Subsidiaries, other than (i) pursuant to written contracts or commitments existing as of the date of this Agreement (copies of which have been made available to Parent) or

  (ii) tangible assets with a value not in excess of $100,000 individually or $1,000,000 in the aggregate;

          (g)   dispose of or abandon, or grant or allow to be prematurely terminated licenses or similar rights to, any material Company IP (other than (i) nonexclusive licenses granted in the ordinary course of business consistent with past practice or (ii) implied licenses arising from sales of products);

          (h)   repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except shares repurchased from employees or former employees of the Company or any of its Subsidiaries pursuant to (i) the exercise of repurchase or cancellation rights, or (ii) elections by employees or former employees to sell or otherwise transfer Company Shares to the Company to satisfy withholding obligations, in each case pursuant to the Company Option Plan or applicable award;

          (i)    incur any indebtedness for borrowed money or guarantee any such indebtedness, except for borrowings incurred or made in the ordinary course of business (under credit facilities in existence as of the date of this Agreement) that do not result in the total indebtedness for borrowed money of the Company and its Subsidiaries exceeding $30,000,000 outstanding at any one time;

          (j)    adopt or amend in any material respect any Company Benefit Plan, or increase the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries, except for (i) any increases committed to prior to the date of this Agreement (as previously disclosed to Parent) and (ii) increases in amounts and at times consistent with past practices, provided that any such increase pursuant to this clause "(ii)" for any officer does not exceed 5% of then current compensation of such officer;

          (k)   accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan, or amend in any material respect any Company Benefit Plan in a manner inconsistent with the foregoing, except as required by any existing agreement, plan or applicable Legal Requirement;

          (l)    enter into or amend or modify in any material respect any Employment Agreement;

          (m)  materially amend any CT Contract or Material Contract described in clause "(i)," clause "(ii)," clause "(iii)," clause "(iv)," clause "(vii)," clause "(viii)," clause "(x)," clause "(xi)," clause "(xiv)" or clause "(xvi)" of Section 3.8(a) (or any contracts that would be included as "Material Contracts" pursuant to such clauses if entered into after the date of this Agreement) or prematurely terminate any CT Contract or Material Contract described in clause "(ii)," clause "(vii)," clause "(viii)," clause "(x)," clause "(xi)," clause "(xiv)" or clause "(xvi)" of Section 3.8(a) (or any contracts that would be included as "Material Contracts" pursuant to such clauses if entered into after the date of this Agreement), except, in each case (other than in the case of a CT Contract), in the ordinary course of business consistent with past practice or where the failure to amend or terminate any such Material Contract could, in the good faith judgment of the Company, have a material adverse impact on the Company;

          (n)   enter into any new agreement or contract described in clause "(i)," clause "(iv)," clause "(vii)," clause "(viii)" or clause "(xiv)" of Section 3.8(a);

          (o)   enter into any agreement, including any option agreement, relating to the acquisition or disposition of any business, business line or Entity (whether by merger, sale of stock, sale of assets or otherwise);

          (p)   change any of its methods of accounting or accounting practices in any material respect;

          (q)   make or rescind any material Tax election, settle or compromise any material claim with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or enter into any material agreement with any taxing authority relating to Taxes;

          (r)   make any capital expenditure in excess of $250,000 individually or $1,850,000 in the aggregate in any fiscal month;

          (s)   adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or, except in accordance with the rights of the Company under Section 5.2, adopt any plan providing for, or enter into, an Alternative Acquisition (as defined in Section 5.2(f));

          (t)    make any loans, advances or capital contributions to, or investments in, any other Person other than (i) loans or advances to customers in the form of trade credit or deferred purchase price arrangements in the ordinary course of business, (ii) by the Company or any Subsidiary of the Company to or in the Company or any Subsidiary of the Company, (iii) pursuant to any contract or other legal obligation set forth in Part 5.1(t) of the Company Disclosure Schedule or (iv) advances to employees (other than officers of the Company) in the ordinary course of business consistent with past practice, not to exceed $10,000 in each individual case and $500,000 in the aggregate;

          (u)   settle or compromise any Legal Proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Legal Proceeding, other than (i) settlements and compromises that relate to Taxes (which are the subject of Section 5.1(q)) and (ii) any settlement, compromise, consent decree, injunction, restraint or relief in an amount less than $500,000 that would not limit or restrict in any material respect the ability of the Company or any of its Subsidiaries to engage in or conduct any business in any geographic area or restrict the Company's right to use any material Company IP or license any material Company IP from any other Person;

          (v)   terminate, cancel, amend or modify any material insurance policy maintained by the Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

          (w)  redeem the Company Rights or amend, modify or terminate the Company Rights Agreement, or render it inapplicable to (or otherwise exempt from the application of the Company Rights Agreement) any Person or action (other than Parent and Acquisition Sub in connection with the delivery and performance of this Agreement);

          (x)   fail to repurchase in accordance with the terms of applicable repurchase rights any shares of restricted stock of the Company that, by virtue of any termination of employment of a holder thereof or otherwise, become subject to repurchase at any time prior to the Acceptance Time; or

          (y)   enter into any commitment or agreement to take any of the actions described in clauses "(a)" through "(x)" of this sentence.

        5.2    No Solicitation.

        (a)    The Company will not, the Company will cause its Subsidiaries and the Company's and its Subsidiaries' respective officers, directors and non-employee Representatives not to, and the Company will use commercially reasonable efforts to cause its and its Subsidiaries' respective employees not to, take the following actions on behalf of the Company and its Subsidiaries: (i) initiate, solicit, knowingly facilitate (including by way of furnishing confidential information) or knowingly encourage the submission of a proposal that constitutes, or any inquiry or proposal that could reasonably be expected to lead to, any Alternative Acquisition Proposal made by any Person other than Parent and its Subsidiaries and their respective Representatives (any such Person, a "Third Party"); (ii) enter into with any Third Party any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding (other than any confidentiality agreement of the type referred to in clause "(3)" of the proviso to this sentence below) that contemplates an Alternative Acquisition (as defined in Section 5.2(f)(i)) by such Third Party (or by any Affiliate of such Third Party) or that requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; or (iii) continue or otherwise engage in any negotiations with a Third Party or a Third Party's Representatives concerning, or provide any confidential information regarding the Company to any Third Party or a Third Party's Representatives with respect to, an Alternative Acquisition Proposal made by such Third Party; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Time, the

Company and its Subsidiaries and the respective Representatives of the Company and its Subsidiaries may engage in any such negotiations and provide any such information as described in clause "(iii)" of this sentence in response to an Alternative Acquisition Proposal from a Third Party that did not result from a breach of clause "(i)" of this sentence if (1) such Alternative Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and the Company's Board of Directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to engage in any such negotiations with or provide any such information to such Third Party or such Third Party's Representatives would be reasonably likely to result in a breach by the Company's Board of Directors of its fiduciary duties to the Company's stockholders, (2) at least 24 hours prior to initiating any negotiations with such Third Party or such Third Party's Representatives concerning, or initially providing any confidential information regarding the Company to such Third Party or such Third Party's Representatives in response to, such Alternative Acquisition Proposal, the Company gives Parent written notice of the identity of such Third Party and of the Company's intention to engage in negotiations with, or furnish confidential information to, such Third Party or such Third Party's Representatives, (3) prior to providing any confidential information regarding the Company to such Third Party or such Third Party's Representatives in response to such Alternative Acquisition Proposal, the Company receives from such Third Party an executed confidentiality agreement containing limitations on the use and disclosure of confidential information furnished to such Third Party and such Third Party's Representatives by the Company that are no less favorable to the Company than the provisions of the Confidentiality Agreement (and provided that such confidentiality agreement with such Third Party shall not contain restrictions that would prevent the Company from complying with its obligations to provide required disclosure to Parent under this Section 5.2), and (4) prior to or contemporaneously with providing any confidential information (whether initially or pursuant to subsequent deliveries of confidential information) to such Third Party or such Third Party's Representatives, the Company furnishes or otherwise makes the same such confidential information available to Parent (to the extent such confidential information has not been previously furnished or otherwise made available to Parent). Upon the execution and delivery of this Agreement, the Company will immediately cease and cause to be terminated any existing negotiations with any Third Party relating to any Alternative Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company will not be responsible for, and will not be deemed to have breached this Agreement by virtue of, any actions by its or its Subsidiaries' employees that have not been authorized by the Company's senior management.

        (b)   As promptly as practicable after the receipt by the Company from a Third Party of any Alternative Acquisition Proposal, or any inquiry or proposal that the Company's Board of Directors determines in good faith could reasonably be expected to lead to any Alternative Acquisition Proposal, and in any case within one business day after the Company's receipt thereof and prior to engaging in any negotiations with, or providing any confidential information to, such Third Party or such Third Party's Representatives, the Company shall provide written notice to Parent of (i) such Alternative Acquisition Proposal or other inquiry or proposal, (ii) the identity of such Third Party, and (iii) the material terms and conditions of such Alternative Acquisition Proposal or other inquiry or proposal (including any amendments or modifications thereto). The Company shall (A) keep Parent reasonably informed on a current basis of, and upon Parent's request promptly update Parent on, the status of any such Alternative Acquisition Proposal, including any ongoing discussions or negotiations with the applicable Third Party with respect thereto, and any material changes to the terms and conditions of any such Alternative Acquisition Proposal, and (B) promptly (and no later than 24 hours after sending, and no later than one business day after receiving, such written communications or materials, as applicable) provide Parent with copies of all material written correspondence or other material written communications or materials (other than (without limiting the Company's obligations under clause "(4)" of the proviso to the first sentence of Section 5.2(a)) due diligence materials) sent or provided to or by the Company and its Representatives from or to the applicable Third Party and its Representatives relating to the material terms and conditions of any such Alternative Acquisition Proposal.

        (c)   Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify, amend or qualify in any manner adverse to Parent the Company Board Recommendation, or make any public statement inconsistent with the Company Board Recommendation (any of the foregoing, a "Change in Recommendation"), (ii) fail to recommend against acceptance of a publicly announced tender offer that constitutes an Alternative Acquisition Proposal (and that remains pending) within ten business days after the Company receives a written request from Parent to recommend against such tender offer

(provided that Parent shall not make such a request on more than one occasion with respect to any particular tender offer where the offer price and other material terms of such tender offer have not changed) or (iii) fail to reconfirm the Company Board Recommendation within ten business days after the Company receives a written request from Parent to do so if Parent makes such request promptly following the public announcement by a Third Party of an Alternative Acquisition Proposal (provided that Parent may not make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal have not changed), unless, in the case of clause "(i)," clause "(ii)" or clause "(iii)" of this sentence, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that failure to do so (i.e., that failing to make a Change of Recommendation, that recommending against acceptance of a tender offer in the circumstances described in clause "(ii)" of this sentence, or that reconfirming the Company Board Recommendation in the circumstances described in clause "(iii)" of this sentence) would be reasonably likely to result in a breach by the Company's Board of Directors of its fiduciary duties to the Company's stockholders (A) by reason of there being pending an Alternative Acquisition Proposal, (B) by reason of there having been a favorable change in the circumstances of the Company or any of its Subsidiaries occurring after the date of this Agreement (or of which the Company first obtains knowledge after the date of this Agreement) that could be material to the decision of a holder of Company Shares as to whether to tender such Company Shares pursuant to the Offer or as to whether to vote to adopt this Agreement, or (C) for any other reason that could be material to any such decision of a holder of Company Shares.

        (d)   Neither the Board of Directors of the Company nor any committee thereof shall approve or recommend any Alternative Acquisition Proposal by a Third Party or cause or permit the Company to enter into with any Third Party any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding (other than any confidentiality agreement of the type referred to in clause "(3)" of the proviso to the first sentence of Section 5.2(a)) providing for any Alternative Acquisition by such Third Party. Notwithstanding the foregoing, prior to the Acceptance Time, the Board of Directors of the Company may, in response to a Designated Superior Proposal (as defined in Section 5.2(f)(iii)), take any of the actions described in the first sentence of this Section 5.2(d) (collectively, "Specified Actions"); provided, however, that the Board of Directors of the Company may not take any Specified Action unless (i) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that taking such Specified Action is not inconsistent with its fiduciary duties to the Company's stockholders, (ii) the Board of Directors of the Company shall have first provided prior written notice to Parent that it intends to take a Specified Action in response to a Designated Superior Proposal (a "Notice of Designated Superior Proposal"), which notice shall attach the most current form or draft of any written agreement providing for the Alternative Acquisition contemplated by such Designated Superior Proposal and (iii) Parent does not make, during the period commencing upon the receipt of such Notice of Designated Superior Proposal and ending five business days thereafter (the "Matching Period"), a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever) that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable from a financial point of view to the stockholders of the Company as such Designated Superior Proposal. The Company agrees that, during the Matching Period, the Company and its Representatives shall negotiate with Parent in good faith with respect to possible revisions to the terms of this Agreement if any proposed revisions to the terms of this Agreement are offered in writing by Parent to the Company. The Company further agrees that it will deliver to Parent a new Notice of Designated Superior Proposal with respect to (A) each material revision or material modification to a Designated Superior Proposal that was the subject of a previous Notice of Designated Superior Proposal where such revision or modification is adverse to the Company or its stockholders, and (B) each other material revision or material modification to a Designated Superior Proposal that was the subject of a previous Notice of Designated Superior Proposal where such revision or modification is made during a Matching Period, and that a new Matching Period shall commence for purposes of this Section 5.2(d) under either of the circumstances described in clauses "(A)" and "(B)" above at the time Parent receives the new Notice of Designated Superior Proposal; provided, however, that any such new Matching Period shall be only three business days in duration. Notwithstanding anything to the contrary contained in this Agreement, the

Company shall not be entitled to enter into any definitive agreement contemplating any Designated Superior Proposal unless this Agreement has been, or concurrently is, terminated by its terms pursuant to Section 7.1 and the Company has paid, or concurrently with the entering into of such definitive agreement pays, by cashier's check, or otherwise by immediately available funds, any termination fee due to Parent pursuant to Section 7.3.

        (e)   Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from complying with Rule 14d-9 or Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act or from furnishing a copy or excerpts of this Agreement to any Third Party (or to any Representative of any Third Party) that makes any Alternative Acquisition Proposal or that makes any inquiry that could lead to an Alternative Acquisition Proposal.

        (f)    For purposes of this Agreement:

          (i)    "Alternative Acquisition" shall mean any tender or exchange offer, merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or other transaction that would result in the direct or indirect acquisition by any Third Party of 20% or more of the capital stock of the Company or of 20% or more of the consolidated assets of the Company and its Subsidiaries, whether in a single transaction or a series of related transactions.

          (ii)   "Alternative Acquisition Proposal" shall mean any written proposal or offer for an Alternative Acquisition.

          (iii) "Designated Superior Proposal" shall mean any Superior Proposal that either (A) would result in the direct or indirect acquisition by any Third Party of 90% or more of the capital stock of the Company or of 90% or more of the consolidated assets of the Company and its Subsidiaries, or (B) contemplates the delivery to the Company or the stockholders of the Company of aggregate consideration that is determined in good faith by the Company's Board of Directors, after consultation with a financial advisor of nationally recognized reputation, to be valued at more than the dollar amount determined by multiplying the Per-Share Amount by the number of Company Shares outstanding as of the date such Superior Proposal is made.

          (iv)  "Superior Proposal" shall mean any Alternative Acquisition Proposal that (A) would result in the direct or indirect acquisition by any Third Party of 50% or more of the capital stock of the Company or of 50% or more of the consolidated assets of the Company and its Subsidiaries, and (B) is determined in good faith by the Company's Board of Directors, after consultation with a financial advisor of nationally recognized reputation, (1) to contemplate an Alternative Acquisition that if consummated would be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement from a financial point of view, taking into account all of the terms and conditions of such proposal and of this Agreement (including any binding, unconditional offer by Parent to amend the terms of this Agreement which includes the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever), and (2) to be reasonably capable of being consummated on the terms so proposed.

        5.3    Meeting of the Company's Stockholders.    If required following the purchase of Company Shares by Acquisition Sub pursuant to the Offer, or the expiration of any subsequent offering period provided for in accordance with Rule 14d-11 under the Exchange Act, the Company will (subject to applicable Legal Requirements and the requirements of its certificate of incorporation and bylaws) take all action necessary to convene a meeting of holders of Company Shares to vote upon the Merger. The Board of Directors of the Company shall recommend adoption of this Agreement, and the Company shall take all lawful action to solicit such adoption, except to the extent that the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that to do so would be reasonably likely to result in a breach by the Company's Board of Directors of its fiduciary duties to the Company's stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company's Board of Directors may withdraw, modify, amend or qualify any recommendation that the Company's stockholders adopt this Agreement if it determines in good faith (after consultation with outside legal counsel) that failure to withdraw, modify, amend or qualify such recommendation would be reasonably likely to result in a breach by the Company's Board of Directors of its fiduciary duties to the Company's stockholders. At any such meeting of holders of

Company Shares, Parent shall ensure that all Company Shares owned beneficially or of record by Parent, Acquisition Sub or any of Parent's other Affiliates will be voted in favor of the adoption of this Agreement. Parent will furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Company's proxy or information statement with respect to such meeting (the "Proxy Statement"). The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without consulting Parent and its counsel. Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the purchase of Company Shares pursuant to the Offer by Acquisition Sub, the Company Shares beneficially owned by Acquisition Sub, together with any Company Shares beneficially owned by Parent and Parent's other Affiliates, shall collectively represent at least 90% of the outstanding Company Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

        5.4    Filings; Other Action.

        (a)   Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Offer and the Merger; and (ii) use its commercially reasonable efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Acquisition Sub (A) shall promptly provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and (B) shall use its commercially reasonable efforts to promptly take, and cause its Affiliates to promptly take, all actions and steps necessary to obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of State, CFIUS, the DoD, the DSS, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

        (b)   Each party hereto shall (i) give the other parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity (including the U.S. Department of State, CFIUS, the DoD and the DSS) regarding the Offer or the Merger or Parent's ownership or operation of the Company or its business following the consummation of the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding.

        (c)   The Company and Parent and Acquisition Sub shall cooperate fully with each other as requested by the other parties in connection with the process (including with respect to providing information and scheduling or conducting conference calls and meetings) of obtaining any Governmental Authorization or other approval or making any notification pursuant to Export Control Laws in connection with the transactions contemplated by this Agreement.

        (d)   Parent and Acquisition Sub shall use their commercially reasonable efforts to cause all Offer Conditions to be satisfied on a timely basis (to the extent the satisfaction of such Offer Conditions is within Parent's or Acquisition Sub's direct or indirect control) and to cause Acquisition Sub to purchase all Company Shares tendered (and not validly withdrawn) pursuant to the Offer on the earliest possible date.

        (e)   In no event shall Parent or Acquisition Sub be obligated pursuant to this Section 5.4 to divest or "hold separate" any assets or to implement any Security Arrangement that would impose limitations on the ownership or operation by Parent or Acquisition Sub of (i) all or a portion of its business or assets, or (ii) the shares of capital stock of Acquisition Sub or the Surviving Corporation; provided, however, that Parent and Acquisition Sub agree that, notwithstanding anything to the contrary contained in this Agreement: (A) in connection with obtaining the Specified Governmental Clearances, Parent and Acquisition Sub shall be obligated to agree to and to implement (and to permit the Company and its Subsidiaries to agree to and to implement) any Agreed Arrangement, to the extent such Agreed Arrangement is imposed by any Governmental Entity in connection with or as a condition or prerequisite to granting any Specified Governmental Clearance; and (B) in order to satisfy any requirement imposed by any Governmental Entity other than the DoD or the DSS in connection with or as a condition or prerequisite to granting any consent, approval or clearance or otherwise, Parent and Acquisition Sub shall be obligated to agree to and to take (and to permit the Company and its Subsidiaries to agree to and to take) any other actions that impose limitations, burdens or restraints on the business, operations or assets of the Company or the Surviving Corporation if such limitations, burdens or restraints are not material to the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries taken as a whole. For purposes of this Agreement, a "Security Arrangement" shall mean a technology control plan, special security arrangement, voting trust arrangement, proxy arrangement or similar agreement or arrangement with respect to any assets, personnel or operations of the Company or any of its Subsidiaries or any securities of any Subsidiary of the Company in connection with approvals by the DoD, CFIUS or other Governmental Entity (including in respect of acquisitions of U.S. government contractors handling classified information and related material).

        5.5    Access.    Upon reasonable notice, the Company shall afford Parent's Representatives reasonable access, during normal business hours throughout the period prior to the Acceptance Time, to the Company's books and records and information, its properties and facilities and its personnel (including finance staff and accountants) and, during such period, the Company shall furnish promptly to Parent such readily available information concerning the Company's business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would (a) violate any obligation of the Company with respect to confidentiality (excluding, for the avoidance of doubt, any confidentiality obligation of the Company pursuant to any confidentiality agreement entered into by the Company in accordance with clause "(3)" of the proviso to this first sentence of Section 5.2(a) in connection with any Alternative Acquisition Proposal), (b) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or (c) violate any Legal Requirement. All information obtained by Parent and its Representatives pursuant to this Section 5.5 shall be treated as "Confidential Information" for purposes of the Confidentiality Agreement.

        5.6    Interim Operations of Acquisition Sub.    During the period between the date of this Agreement and the consummation of the Merger, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

        5.7    Publicity.    The parties hereto shall (a) consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement (provided that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Alternative Acquisition Proposal or with respect to any withdrawal of, modification to, amendment of or qualification to the Company Board Recommendation), and (b) give due consideration to all reasonable additions, deletions or changes suggested thereto by the other party being consulted and use commercially reasonable efforts to come to an agreement with the other party being consulted regarding specific wording of any such press release or public announcement, except in each case (i) as may be required by any Legal Requirement or by any listing agreement or the listing rules of a national securities exchange or (ii) as determined by the party making such disclosure in good faith, for disclosures relating to the effects of the transactions contemplated by this Agreement on the financial results of the disclosing party in connection with any announcement or public reporting of financial results by such party.

        5.8    Stock Options; Restricted Stock.

        (a)   The Company shall take all action necessary to ensure that (i) each unexercised and unvested Company Option outstanding immediately prior to the Acceptance Time shall become vested in accordance with the terms of the Company Option Plan, and (ii) in accordance with the Company Option Plan, each unexercised Company Option outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time and shall thereafter represent the right to receive, at the Effective Time in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the amount by which the Per-Share Amount (or such greater cash amount per Company Share as may have been paid to any holder of Company Shares pursuant to the Offer) exceeds the exercise price per share of Company Shares subject to such Company Option immediately prior to the Effective Time.

        (b)   The Company shall take all action necessary to ensure that each outstanding Company Share outstanding immediately prior to the Acceptance Time that constitutes unvested restricted stock of the Company shall become vested in accordance with the terms of the Company Option Plan, with the result that no such Company Share shall remain subject to repurchase rights in favor of the Company following the Acceptance Time.

        (c)   It is agreed that, by virtue of the restrictions on transfer applicable to Company Shares that constitute unvested restricted stock of the Company, no such Company Shares can be validly tendered pursuant to the Offer at or prior to the Acceptance Time.

        5.9    Other Employee Benefits.

        (a)   Parent agrees that each employee of the Company or any Subsidiary of the Company who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Company or the Surviving Corporation after the Acceptance Time (a "Continuing Employee") shall be provided, for a period extending until at least the first anniversary of the Effective Time, with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are, in the aggregate, no less favorable to such Continuing Employee than the salary or hourly wage rate and annual cash bonus opportunities provided to such Continuing Employee by the Company or the relevant Subsidiary of the Company immediately prior to the Acceptance Time, and (ii) continuation of coverage under the Company's or the relevant Subsidiary's tax qualified and welfare benefit plans and arrangements, or alternatively, benefits under a different plan or plans; provided, however, that in each case such benefits shall be substantially comparable in the aggregate to those in effect immediately prior to the Acceptance Time, excluding any equity-based plans, programs or arrangements. Nothing in this Agreement (A) shall require Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation to continue to employ any particular Company Employee following the Effective Time, or (B) shall be construed to prohibit Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation from amending or terminating any Company Benefit Plan.

        (b)   Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company or its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under each of the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

        (c)   Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) set forth in Part 5.9(c) of the Company Disclosure Schedule applicable to employees of the Company and its Subsidiaries, in the same manner and to the same extent that the Company would be required to perform and honor such plans, agreements and arrangements if the Merger had not been consummated.

        5.10    Indemnification; Directors' and Officers' Insurance.

        (a)   From and after the Acceptance Time, Parent will cause the Company and its Subsidiaries, and the Surviving Corporation and its Subsidiaries, to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement identified in Part 5.10(a) of the Company Disclosure Schedule, and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and, from and after the Acceptance Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

        (b)   Without limiting the provisions of Section[nb]5.10(a), during the period commencing at the Acceptance Time and ending on the sixth anniversary of the Effective Time, (i)[nb]without limiting the rights of any Indemnified Party under clause "(ii)" of this sentence, the Company (and from and after the Effective Time, the Surviving Corporation) shall, and Parent shall cause the Company and the Surviving Corporation to, indemnify and hold harmless each Indemnified Party (in each case to the fullest extent provided or permitted by the terms of the certificate of incorporation and bylaws of the Company or the Surviving Corporation, to the fullest extent provided or permitted by the terms of the certificate of incorporation and bylaws or equivalent organizational documents of the Subsidiaries of the Company and to the fullest extent provided or permitted by the terms of any indemnification agreements or arrangements with any such Indemnified Party) against and from any costs, fees and expenses (including reasonable attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (the foregoing, "Losses") in connection with any claim, Legal Proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Party's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Acceptance Time), and (ii) Parent shall indemnify and hold harmless each Indemnified Party against any Losses in connection with any claim, Legal Proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, to the Surviving Corporation or to Parent, as applicable, a written notice asserting a claim for indemnification under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

        (c)   From the Acceptance Time through the third anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company's current directors' and officers' liability insurance policy in effect as of the date of this Agreement; provided, however, that (i) in no event shall Parent be required pursuant to this Section 5.10(c) to expend in any one year an amount in excess of 150% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount, and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause "(i)" above, the Company may obtain a prepaid tail policy (the "Tail Policy") prior to the Acceptance Time, which policy provides Indemnified Persons with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time, provided that the aggregate premium for the Tail Policy shall not exceed $1,300,000. Except as permitted by the foregoing provisions of this Section 5.10(c), the Company shall not purchase any directors' and officers' liability insurance, including any Tail Policy, on or after the date of this Agreement without the written approval of Parent, except in connection with any expiration of the Company's current directors' and officers' liability insurance policy (it being understood that, notwithstanding anything to the contrary contained in this Agreement, upon the expiration of the Company's current directors' and officers' liability insurance policy, the Company may replace such policy with a policy having substantially the same level and scope of coverage).

        (d)   This Section 5.10 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 5.10 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event of any merger, consolidation or other similar transaction involving Parent or the Surviving Corporation, or in the event of any sale by Parent or the Surviving Corporation of all or substantially all of its assets, Parent and the Surviving Corporation shall ensure that Parent, the Surviving Corporation and any acquiring corporation or successor Entity remain responsible for the obligations of Parent and the Surviving Corporation under this Section 5.10.

        (e)   For purposes of this Agreement, each individual who is or was an officer or director of the Company at or at or at any time prior to the Acceptance Time shall be deemed to be an "Indemnified Party."

        5.11    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, provided that (subject to the following sentence) the Company shall control such defense and settlement, and in no event shall Parent have the right or power to settle such litigation. The Company agrees that it shall not settle or make an offer to settle any litigation commenced against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement or by the Transaction Support Agreements, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

        5.12    Notification of Certain Matters.

        (a)   The Company shall give prompt notice to Parent of the discovery of any material fact or circumstance that, or the discovery of the occurrence or non-occurrence of any material event the occurrence or non-occurrence of which, would cause (i) any material representation or warranty of the Company contained in this Agreement to be inaccurate in any material respect as of the time originally made, or (ii) any material failure of the Company to comply with any material covenant required to be complied with by it under this Agreement; provided, however, that no such notice shall affect the representations or warranties of the Company or the conditions to the performance by Parent and Acquisition Sub of their obligations under this Agreement. In addition, the Company shall give prompt notice to Parent of the Company's discovery of any material fact or circumstance that would cause any material representation of the Company qualified by knowledge contained in this Agreement to be inaccurate in any material respect as of the time originally made if such representation were to have been made without the knowledge qualifier as of the time originally made. Notwithstanding anything to the contrary in this Agreement, neither the failure of the Company to deliver any notice required pursuant to this Section 5.12(a), nor any delay in the delivery of any such notice, shall be considered in determining whether the Offer Condition set forth in clause "(c)" of Annex I has been satisfied or whether the termination right in Section 7.1(i) is available to Parent, unless such failure or delay was the result of a willful decision made by an executive officer of the Company who had knowledge of the information required to be delivered to Parent pursuant to this Section 5.12(a) and who had knowledge of the applicability of this Section 5.12(a) to such information.

        (b)   Parent shall give prompt notice to the Company of the discovery of any material fact or circumstance that, or the occurrence or non-occurrence of any material event the occurrence or non-occurrence of which, would cause (i) any material representation or warranty of Parent or Acquisition Sub contained in this Agreement to be inaccurate in any material respect, or (ii) any material failure of Parent or Acquisition Sub to comply with any material covenant required to be complied with by it under this Agreement; provided, however, that no such notice shall affect the representations or warranties of Parent or Acquisition Sub or the conditions to the performance by the Company of its obligations under this Agreement. In addition, Parent shall give prompt notice to the Company of Parent's discovery of any material fact or circumstance that would cause any material representation of Parent or Acquisition Sub qualified by knowledge contained in this Agreement to be inaccurate in any material respect as of the time originally made if such representation were to have been made without the knowledge qualifier as of the time originally made. Notwithstanding anything to the contrary in this Agreement, neither the failure of Parent to deliver any notice pursuant to this Section 5.12(b), nor any delay in the delivery of any such notice, shall be considered in determining whether the termination right in Section 7.1(j) is available to the Company, unless such failure or delay was the result of a willful decision made by an executive officer of Parent who had knowledge of the information required to be delivered to the Company pursuant to this Section 5.12(b) and who had knowledge of the applicability of this Section 5.12(b) to such information.

        5.13    Third Party Consents and Notification.    The Company agrees to use commercially reasonable efforts to seek to obtain all required consents, and shall make all required notifications, prior to the Acceptance Time under third party contracts and agreements of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall (i) consult with Parent prior to seeking any such consent or making any such notification and (ii) shall not, without Parent's consent, pay any amounts, or otherwise relinquish any economic right, to obtain any such consent.

SECTION 6. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

        The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

        6.1    Stockholder Approval.    If adoption of this Agreement by the holders of Company Shares is required by applicable law, this Agreement shall have been adopted by the requisite vote of such holders.

        6.2    No Injunctions; Laws.    No injunction shall have been issued by a court of competent jurisdiction and shall be continuing that prohibits the consummation of the Merger, and no law shall have been enacted since the date of this Agreement and shall remain in effect that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use its best efforts to have any such injunction lifted.

SECTION 7. TERMINATION

        7.1    Termination.    This Agreement may be terminated and the Merger may be abandoned (before or after the adoption of this Agreement by the stockholders of the Company):

          (a)   by mutual consent of the Company and Parent at any time prior to the Acceptance Time;

          (b)   by the Company if Acquisition Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten business days after the date of this Agreement, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Company if its failure to comply with any of its covenants under this Agreement has resulted in the failure of the commencement of the Offer;

          (c)   by Parent or the Company at any time after February 28, 2006 and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before February 28, 2006 (provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party where the failure of such party (or any Affiliate of such Party) to comply with any of its covenants under this Agreement has resulted in the failure of the Acceptance Time to have occurred on or before February 28, 2006);

          (d)   by Parent or the Company at any time prior to the Acceptance Time if (i) there shall be any Legal Requirement enacted by the United States, by any state of the United States or by any Significant Jurisdiction after the date of this Agreement and remaining in effect that makes the acceptance for payment of the Company Shares tendered pursuant to the Offer illegal or that prohibits the Merger, or any court of competent jurisdiction in the United States or any Significant Jurisdiction shall have issued a permanent injunction prohibiting the acceptance for payment of the Company Shares tendered pursuant to the Offer or prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, (ii) with respect to any Legal Requirement of the type referred to in clause "(i)" of this sentence enacted after the date of this Agreement by any other jurisdiction, or any final and non-appealable permanent injunction of the type referred to in clause "(i)" of this sentence issued after the date of this Agreement by any other court of competent jurisdiction, the violation of such Legal Requirement or injunction that would occur if the Company Shares tendered pursuant to the Offer were accepted for payment pursuant to the Offer or if the Merger were consummated would have a Parent Material Adverse Effect or Company Material Adverse Effect, or (iii) any event (including any final and non-appealable determination by any Governmental Entity in the United States or in any Significant Jurisdiction with respect to any approval required in connection with the transactions contemplated by this Agreement) shall have occurred such that any of the conditions set forth on Annex I that have not been waived shall become impossible to be satisfied on or prior to February 28, 2006; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the issuance of any such injunction or the occurrence of such event is attributable to the failure of such party (or any Affiliate of such party) to comply with any of the covenants in this Agreement required to be complied with by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

          (e)   by Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(d)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time, without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer is attributable to the failure of such party (or any Affiliate of such party) to comply with any of the covenants in this Agreement required to be complied with by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

          (f)    by Parent if (i) the Company's Board of Directors shall have made a Change in Recommendation, (ii) the Company's Board of Directors shall have taken any Specified Action, (iii) the Company's Board of Directors shall have failed to recommend against acceptance of a publicly announced tender offer that constitutes an Alternative Acquisition Proposal (and that remains pending) within ten business days after the Company receives a written request from Parent to recommend against acceptance of such tender offer (provided that (x) Parent shall not make such a request on more than one occasion with respect to any particular tender offer where the offer price and other material terms of such tender offer remain unchanged and (y) any recommendation by the Company's Board of Directors against acceptance of such tender offer shall not limit the rights of the Company's Board of Directors under Section 5.2 with respect to subsequent Alternative Acquisition Proposals, or amended versions of Alternative Acquisition Proposals, that were not solicited in violation of clause "(i)" of the first sentence of Section 5.2(a)), (iv) the Company's Board of Directors shall have failed to recommend rejection of a publicly announced Alternative Acquisition Proposal (that remains pending) within 20 business days after the Company receives a written request from Parent to recommend rejection of such Alternative Acquisition Proposal (provided that (x) Parent shall not make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal remain unchanged and (y) any recommendation by the Company's Board of Directors in favor of rejection of such Alternative Acquisition Proposal shall not limit the rights of the Company's Board of Directors under

  Section 5.2 with respect to subsequent Alternative Acquisition Proposals, or amended versions of Alternative Acquisition Proposals, that were not solicited in violation of clause "(i)" of the first sentence of Section 5.2(a)), (v) the Company's Board of Directors shall have failed to reconfirm the Company Board Recommendation within ten business days after the Company receives a written request from Parent to do so promptly following the public announcement by a Third Party of an Alternative Acquisition Proposal (provided that (x) Parent may not make such a request on more than one occasion with respect to any particular Alternative Acquisition Proposal where the price and other material terms of such Alternative Acquisition Proposal remain unchanged and (y) any reconfirmation of the Company Board Recommendation by the Company's Board of Directors following the public announcement by a Third Party of an Alternative Acquisition Proposal shall not limit the rights of the Company's Board of Directors under Section 5.2 with respect to Alternative Acquisition Proposals, or amended versions of Alternative Acquisition Proposals, that were not solicited in violation of clause "(i)" of the first sentence of Section 5.2(a)), or (vi) the Company shall have committed a willful and material breach of its covenant set forth in clause "(i)" of the first sentence of Section 5.2(a); provided, however, that: (A) with respect to clause "(i)" above, Parent's right to terminate this Agreement shall expire ten business days after the date of such Change in Recommendation; (B) with respect to clause "(ii)" above, Parent's right to terminate this Agreement shall expire ten business days after the date of such Specified Action; (C) with respect to clause "(iii)" above, Parent's right to terminate this Agreement shall expire ten business days after the expiration of the ten business day period described in such clause; (D) with respect to clause "(iv)" above, Parent's right to terminate this Agreement shall expire ten business days after the expiration of the 20 business day period described in such clause; (E) with respect to clause "(v)" above, Parent's right to terminate this Agreement shall expire ten business days after the expiration of the ten business day period described in such clause; and (E) with respect to clause "(vi)" above, Parent's right to terminate this Agreement shall expire ten business days after the date Parent first learns of or otherwise first becomes aware of the breach referred to in such clause;

          (g)   by Parent at any time prior to the Acceptance Time if (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company set forth in Section 3 such that the Offer Condition contained in clause "(a)" of Annex I or the Offer Condition contained in clause "(b)" of Annex I would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy shall not have been cured in all material respects;

          (h)   by the Company at any time prior to the Acceptance Time if (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Acquisition Sub set forth in Section 4 that adversely affects or could reasonably be expected to have an adverse effect on Parent's or Acquisition Sub's ability to accept for payment Company Shares tendered pursuant to the Offer or consummate the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy shall not have been cured in all material respects;

          (i)    by Parent at any time prior to the Acceptance Time if (i) any covenant of the Company contained in this Agreement shall have been breached such that the Offer Condition contained in clause "(c)" of Annex I would not be satisfied, (ii) Parent shall have delivered to the Company written notice of the breach of such covenant, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects;

          (j)    by the Company at any time prior to the Acceptance Time if (i) any covenant of Parent or Acquisition Sub contained in this Agreement shall have been breached in any material respect, (ii) the Company shall have delivered to Parent written notice of the breach of such covenant, and (iii) at least 25 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; or

          (k)   by the Company following the determination of the Company's Board of Directors to accept, or enter into a definitive agreement with respect to, a Designated Superior Proposal; provided, however, that (i) prior to the Company's termination of this Agreement pursuant to this Section 7.1(k), the Company shall not have violated the provisions of clause "(i)" of the first sentence of Section 5.2(a) in any manner that has resulted in such Designated Superior Proposal; and (ii) concurrently with the Company's termination of this Agreement pursuant to this Section 7.1(k), the Company shall pay any applicable termination fee set forth in Section 7.3.

        7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement and payment of amounts pursuant to Section 7.3 shall not relieve any party from any liability for any material breach of any covenant contained in this Agreement.

        7.3    Termination Fee.

        (a)   If (i) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(e), (ii) neither Parent nor Acquisition Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, (iii) at or prior to the time of the termination of this Agreement a Third Party shall have publicly disclosed an Alternative Acquisition Proposal (and such Alternative Acquisition Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), (iv) immediately prior to the termination of this Agreement (A) the number of Company Shares tendered (and not validly withdrawn) pursuant to the Offer shall not have satisfied the Minimum Condition, and (B) all Offer Conditions (other than the Minimum Condition) shall have been and shall continue to be satisfied, and (v) within one year after the date of termination of this Agreement, (A) the Company enters into a definitive acquisition agreement with a Third Party providing for an Alternative Acquisition (which is ultimately consummated) or (B) the Company consummates an Alternative Acquisition with a Third Party, then, within two business days after such Alternative Acquisition is consummated, the Company shall pay or cause to be paid to Parent, in cash, a termination fee in the amount of $17,300,000 (the "Fee Amount"); provided, however, that for all purposes of this Section 7.3(a), all references to "20%" in the definition of "Alternative Acquisition" shall be deemed to refer to "50%" instead.

        (b)   If (i) this Agreement is validly terminated pursuant to Section 7.1(f) and (ii) neither Parent nor Acquisition Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, then as promptly as practicable and in any event no later than two business days after the termination of this Agreement pursuant to Section 7.1(f), the Company shall pay or cause to be paid to Parent, in cash, a termination fee in the amount of the Fee Amount.

        (c)   If this Agreement is validly terminated pursuant to Section 7.1(k), then concurrently with the termination of this Agreement pursuant to Section 7.1(k), the Company shall pay or cause to be paid to Parent, in cash, a termination fee in the amount of the Fee Amount.

SECTION 8. MISCELLANEOUS PROVISIONS

        8.1    Amendment.    Subject to Section 1.5, this Agreement may be amended with the approval of the respective parties at any time prior to the Effective Time; provided, however, that after any adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.2    Waiver.

        (a)   Except as set forth in the proviso to Section 7.1(f), no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        8.3    No Survival of Representations and Warranties.    None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered in connection with any of the transactions contemplated by this Agreement, shall survive the Acceptance Time.

        8.4    Entire Agreement; Counterparts.    This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing, (a) Parent and Acquisition Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company's representations and warranties in Section 3, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 3, and (b) the Company acknowledges that Parent and Acquisition Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Section 4, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 4. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        8.5    Applicable Law; Jurisdiction.    This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the

Court of Chancery of the State of Delaware and irrevocably and unconditionally consents to service of process in any such action by notice in accordance with Section 8.9.

        8.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        8.7    Payment of Expenses.    Whether or not Company Shares are purchased pursuant to the Offer and whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated by this Agreement; provided, however, that all printing and mailing fees incurred by the parties in connection with the Offer and the Merger, and all filing fees payable by the parties with respect to the filing of notification and report forms under the HSR Act in connection with the Offer, shall be borne equally by Parent and Acquisition Sub, on the one hand, and the Company, on the other hand.

        8.8    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties; provided, however, that each of Parent and Acquisition Sub may at any time assign its rights and obligations hereunder to an Affiliate of Parent without the consent of the Company; and provided further, that no such assignment shall relieve Parent or Acquisition Sub of any obligation or liability under this Agreement. Except as set forth in Section 5.10 with respect to the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

        8.9    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Parent or Acquisition Sub:

    Schneider Electric SA
    43-45, boulevard Franklin Roosevelt
    92500 Rueil-Malmaison
    France
    Attention: Juan Pedro Salazar
    Telephone: 33 1 41 29 70 98
    Facsimile: 33 1 41 29 71 97

        with a copy to:

    Schneider Electric North America
    1415 South Roselle Road
    Palatine, IL 60067
    Attention: Howard E. Japlon
    Telephone: 847-925-3569
    Facsimile: 847-925-7419

        and with a copy to:

    Skadden, Arps, Slate, Meagher & Flom, LLP
    Four Times Square
    New York, NY 10036
    Attention: Randall H. Doud
    Telephone: 212-735-3000
    Facsimile: 917-777-2524

        if to the Company:

    BEI Technologies, Inc.
    One Post Street
    San Francisco, CA 94104
    Attention: Charles Crocker
    Telephone: 415-956-4477
    Facsimile: 415-956-5710

        with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Christopher Westover
    Telephone: 415-693-2000
    Facsimile: 415-951-3699

        8.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision of this Agreement, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        8.11    Obligation of Parent.    Parent shall cause Acquisition Sub to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement.

        8.12    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Annexes" are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.

        (e)   All references to a document or instrument having been "made available" to Parent shall be deemed to include the making available of such document or instrument to Parent's counsel, to Parent's financial advisor or to any other Representative of Parent.

        (f)    All references in this Agreement to "$" are intended to refer to U.S. dollars.

        (g)   Each reference in this Agreement to an "agreement," "contract," "understanding," "arrangement," "plan," "offer" or "commitment" shall be deemed to refer only to an agreement, contract, understanding, arrangement, plan, offer or commitment that is legally binding.

        Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above.

SCHNEIDER ELECTRIC SA
By:	/s/ JUAN PEDRO SALAZAR Name: Juan Pedro Salazar Title: Senior Vice President General Counsel
BEACON PURCHASER CORPORATION
By:	/s/ JUAN PEDRO SALAZAR Name: Juan Pedro Salazar Title: Vice President
BEI TECHNOLOGIES, INC.
By:	/s/ CHARLES CROCKER Name: Charles Crocker Title: Chairman and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

        Acquisition Sub shall not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement):

          (1)   there shall have been tendered (and not validly withdrawn) Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Affiliates, represent a majority of the total number of Company Shares outstanding (determined on a fully diluted basis, including all stock options and shares of restricted stock) at the time of the expiration of the Offer (the condition set forth in this clause "(1)," the "Minimum Condition");

          (2)   the waiting period under the HSR Act applicable to the purchase of Company Shares pursuant to the Offer shall have expired or otherwise been terminated;

          (3)   any required final clearance under the competition law of each of Germany and Austria applicable to the purchase of Company Shares pursuant to the Offer shall have been obtained;

          (4)   the Company shall have received confirmation from the DSS or a related Governmental Entity that the Arkansas Facility Security Clearance will remain in effect following the acquisition of Company Shares pursuant to the Offer without the imposition by the DSS of any Security Arrangement that is more burdensome than the most burdensome Agreed Arrangement;

          (5)   either (A) the period of time for any applicable review process by CFIUS under Exon-Florio shall have expired, and the President of the United States shall not have taken any action to prevent the purchase of Company Shares tendered pursuant to the Offer or the consummation of the Merger, or (B) CFIUS or a related Governmental Entity shall have provided a written notice to the effect that review of the transactions contemplated by the Agreement has been concluded, and that a determination has been made that there are no issues of national security sufficient to warrant investigation under Exon-Florio; and

          (6)   either (A) the waiting period under ITAR (as it may have been shortened by the U.S. Department of State or a related Governmental Entity) shall have expired or otherwise been terminated, or (B) the U.S. Department of State or a related Governmental Entity shall have provided a written notice to the effect that no further review of the transactions contemplated by the Agreement under ITAR will occur.

        Furthermore, Acquisition Sub shall not be required to accept for payment, and (subject to the rules and regulations of the SEC) shall not be obligated to pay for, any Company Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if, upon the expiration of the Offer (as it may have been extended pursuant to Section 1.1(d) of the Agreement) and before acceptance of such Company Shares for payment, any of the following conditions exists and is continuing and has not resulted directly or indirectly from any breach by Parent or Acquisition Sub of the Agreement:

          (a)   there shall be material Uncured Inaccuracies in one or more of the representations and warranties of the Company set forth in the second and third sentences of Section 3.3(a) (solely as those sentences relate to the outstanding shares of capital stock of the Company as of July 19, 2005), the fourth sentence of Section 3.3(a), Section 3.3(b), the first sentence of Section 3.3(c) (solely as that sentence relates to the number of shares underlying, and the exercise prices of, stock options granted by the Company as of the date of the Agreement), Section 3.3(e), Section 3.20, Section 3.21, Section 3.23, Section 3.24 and Section 3.25 of the Agreement;

          (b)   there shall be Uncured Inaccuracies (without giving effect to the knowledge qualifications set forth in the last two sentences of Section 3.6(d), Section 3.8(b), Section 3.9(a), Section 3.10(a), Section 3.10(c), Section 3.12(d)(i), Section 3.12(d)(iii), Section 3.13(h), the third sentence of Section 3.14 and Section 3.18 of the Agreement) in one or more of the representations and warranties of the Company set forth in Section 3 of the Agreement, and such Uncured Inaccuracies, considered collectively (but without duplication) with any events described in clause "(d)" of this Annex I, shall have had, and shall continue to have, a Company Material Adverse Effect;

          (c)   the covenants of the Company contained in the Agreement that are required to have been complied with by the Company prior to the Acceptance Time shall not have been complied with in all material respects;

          (d)   any event shall have occurred since the date of the Agreement that, considered collectively (but without duplication) with any Uncured Inaccuracies described in clause "(b)" of this Annex I, shall have had, and shall continue to have, a Company Material Adverse Effect;

          (e)   there shall have been issued, since the date of the Agreement, by any court of competent jurisdiction in the United States or in any Significant Jurisdiction (or by any Governmental Entity that is responsible for enforcing the antitrust laws of any Significant Jurisdiction and that is capable of issuing valid injunctions that would be enforced by a court in such Significant Jurisdiction), an injunction (that shall not have been vacated, withdrawn or overturned) that (i) prohibits the acceptance for payment of the Company Shares tendered pursuant to the Offer or prohibits the consummation of the Merger, (ii) imposes material limitations on Parent's ability to exercise full rights of ownership of the Company Shares acquired by Parent or (iii) as a result of Parent's acquisition of Company Shares pursuant to the Offer, imposes material limitations (beyond those contemplated by the most burdensome Agreed Arrangement) on the Company's or its Subsidiaries' right to own or operate their material assets, and, with respect to any such injunction issued by any other court of competent jurisdiction since the date of the Agreement (and not vacated, withdrawn or overturned), the violation of such injunction that would occur if the Company Shares tendered pursuant to the Offer were accepted for payment or if the Merger were consummated would have a Company Material Adverse Effect or a Parent Material Adverse Effect;

          (f)    there shall be pending before any court of competent jurisdiction any Legal Proceeding commenced since the date of the Agreement by a Governmental Entity of the United States, any state of the United States or any Significant Jurisdiction against the Company or Parent (i) seeking to prohibit the acceptance for payment of the Company Shares tendered pursuant to the Offer or to prohibit the consummation of the Merger, (ii) seeking to impose material limitations on Parent's ability to exercise full rights of ownership of the Company Shares acquired by Parent, or (iii) that, as a result of Parent's acquisition of Company Shares pursuant to the Offer, would impose material limitations (beyond those contemplated by the most burdensome Agreed Arrangement) on the Company's or its Subsidiaries' right to own or operate their material assets, and (in the case of each of clauses "(i)," "(ii)" and "(iii)" of this clause "(f)") such Legal Proceeding is likely to result in a judgment adverse to the Company or Parent;

          (g)   there shall have been enacted by the United States, by any state of the United States or by any Significant Jurisdiction since the date of the Agreement, and there shall remain in effect, any Legal Requirement of the United States, any state of the United States or any Significant Jurisdiction that (i) prohibits the acceptance for payment of the Company Shares tendered pursuant to the Offer or that prohibits the consummation of the Merger, (ii) imposes material limitations on Parent's ability to exercise full rights of ownership of the Company Shares acquired by Parent, or (iii) as a result of Parent's acquisition of Company Shares pursuant to the Offer, would impose material limitations (beyond those contemplated by the most burdensome Agreed Arrangement) on the Company's or its Subsidiaries' right to own or operate their material assets; or

          (h)   the Agreement shall have been validly terminated in accordance with Section 7 of the Agreement.

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including Annex I and this Exhibit A):

        Acceptance Time.    "Acceptance Time" shall have the meaning set forth in Section 1.4(a) of the Agreement.

        Acquisition Sub.    "Acquisition Sub" shall have the meaning set forth in the first paragraph of the Agreement.

        Affiliate. A Person shall be deemed to be an "Affiliate" of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

        Agreed Arrangement.    "Agreed Arrangement" shall mean the following arrangement (or any less burdensome arrangement encompassed in the following arrangement): any Security Arrangement involving a newly-formed subsidiary of the Company ("Newco") and the DoD or a related Governmental Entity, reflected in one or more agreements in one or more forms substantially similar to a current form or forms of agreement utilized by the DSS, in connection with which Newco would acquire (i) rights, assets and personnel, or rights to continue to utilize rights, assets and personnel, that are owned or held by the Company or its Subsidiaries and used primarily in connection with the business conducted at or out of the Arkansas Facility (the "Arkansas Assets") and (ii) any other rights, assets or personnel requested by the DoD or such related Governmental Entity (the "Non-Arkansas Assets"); provided, however, that (A) in no event shall the assets of the Company and its Subsidiaries acquired by Newco pursuant to the foregoing account in the aggregate for more than $25,000,000 of the net sales of the Company and its Subsidiaries on an annual basis, (B) the Arkansas Assets shall account for at least as much of such net sales of the Company and its Subsidiaries as the Non-Arkansas Assets and (C) any IP Rights included in the Non-Arkansas Assets shall not be assigned to Newco, but rather shall be licensed or sublicensed to Newco.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with Annex I and this Exhibit A, as such Agreement and Plan of Merger (including Annex I and this Exhibit A) may be amended from time to time.

        Alternative Acquisition Proposal.    "Alternative Acquisition Proposal" shall have the meaning set forth in Section 5.2(f)(ii) of the Agreement.

        Appraisal Shares.    "Appraisal Shares" shall have the meaning set forth in Section 2.8(c) of the Agreement.

        April Balance Sheet.    "April Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 2, 2005, which is included in the Company's Report on Form 10-Q filed with the SEC for the fiscal quarter ended April 2, 2005.

        Arkansas Facility.    "Arkansas Facility" shall mean the Company's facility in Maumelle, Arkansas.

        Arkansas Facility Security Clearance.    "Arkansas Facility Security Clearance" shall mean the DSS facility security clearance maintained by the Company with respect to the Arkansas Facility.

        Certificate of Merger.    "Certificate of Merger" shall have the meaning set forth in Section 2.3 of the Agreement.

        CFIUS.    "CFIUS" shall mean the Committee on Foreign Investment in the United States.

        Change in Recommendation.    "Change in Recommendation" shall have the meaning set forth in Section 5.2(c) of the Agreement.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Company.    "Company" shall have the meaning set forth in the first paragraph of the Agreement.

        Company Benefit Plan.    "Company Benefit Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by the Company or any Subsidiary of the Company, but excluding any contract, offer letter or agreement of the Company or any Subsidiary of the Company with or addressed to any Company Employee.

        Company Board Recommendation.    "Company Board Recommendation" shall have the meaning set forth in Section 1.3(a) of the Agreement.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall have the meaning set forth in Section 3 of the Agreement.

        Company Employee.    "Company Employee" shall mean any individual employed by the Company or any Subsidiary of the Company as of the time in question, whether actively at work or on approved leave of absence.

        Company Group.    "Company Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code) that, at any time between the date of the Agreement and the Acceptance Time, includes or has included the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations that, at any time between the date of the Agreement and the Acceptance Time, files or has filed Tax returns on a combined, consolidated or unitary basis with the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor).

        Company IP.    "Company IP" shall mean all Scheduled IP and all other IP Rights that are owned or purported to be owned by the Company and its Subsidiaries.

        Company Leased Property.    "Company Leased Property" shall have the meaning set forth in Section 3.7(b) of the Agreement.

        Company Leases.    "Company Leases" shall have the meaning set forth in Section 3.7(b) of the Agreement.

        Company Material Adverse Effect.    "Company Material Adverse Effect" shall mean an effect that, considered individually or considered collectively (without duplication) with other such effects, is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions; (B) any adverse effect attributable to conditions affecting any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (except to the extent that the Company or its

Subsidiaries are adversely affected disproportionately relative to the other participants in such industries or industry sectors); (C) any adverse effect arising from or otherwise relating to fluctuations in the value of any currency; (D) any adverse effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (E) any adverse effect (including any loss of employees or any cancellation of or delay in customer orders) arising from or otherwise relating to the announcement or pendency of the Agreement, the Offer or the Merger (including stockholder litigation in connection therewith); (F) any adverse effect arising from or otherwise relating to actions taken by the Company or any of its Subsidiaries pursuant to the Company's obligations under the Agreement or taken at the direction of Parent or Acquisition Sub; (G) any adverse effect arising from or otherwise relating to changes in GAAP; (H) any adverse effect with respect to which a reserve has been established on the April Balance Sheet (to the extent of the amount of such reserve); (I) any adverse effect that is of a type not requiring the establishment of a reserve on the April Balance Sheet and that would reasonably be expected to arise from any matter described in or incorporated by reference in the Company Disclosure Schedule; (J) any adverse effect arising from or otherwise relating to any agreement to enter into, or the implementation of, an Agreed Arrangement; (K) any adverse effect arising from or otherwise relating to any modification to any of the CT Contracts that eliminates or limits any of the Company's exclusivity rights thereunder or any other event that has the effect of eliminating or limiting such rights; (L) any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods; or (M) the failure of the Company to meet internal or analysts' expectations or projections (provided that (i) shortfalls in financial results which result in such missed expectations or projections, and (ii) the underlying causes of any such shortfalls, may in each case, individually or when aggregated with other effects, qualify as a "Company Material Adverse Effect"). For purposes of the Agreement, any termination of the CT Contracts by CT as a result of a breach of the CT Contracts by the Company will be deemed to have a Company Material Adverse Effect if such termination is reasonably likely to have a Company Material Adverse Effect (disregarding, solely for purposes of this sentence, clauses "(E)" and "(F)" of the proviso to the preceding sentence).

        Company Option Plan.    "Company Option Plan" shall mean the Company's 1997 Equity Incentive Plan.

        Company Options.    "Company Options" shall mean options to purchase Company Shares from the Company, whether granted by the Company pursuant to the Company Option Plan or otherwise.

        Company Real Property.    "Company Real Property" shall have the meaning set forth in Section 3.7(b) of the Agreement.

        Company Return.    "Company Return" shall have the meaning set forth in Section 3.12(a) of the Agreement.

        Company Rights.    "Company Rights" shall mean the rights issued pursuant to the Company Rights Agreement.

        Company Rights Agreement.    "Company Rights Agreement" shall mean the Rights Agreement dated as of September 11, 1997, between the Company and ChaseMellon Shareholder Services L.L.C., as original Rights Agent, as amended by the Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of December 22, 2004, between the Company and American Stock Transfer & Trust Company, as successor Rights Agent.

        Company SEC Documents.    "Company SEC Documents" shall have the meaning set forth in Section 3.4(a) of the Agreement.

        Company Shares.    "Company Shares" shall mean shares of common stock, $.001 par value per share, of the Company. Except where the context otherwise requires, all references in the Agreement to Company Shares shall include the associated Company Rights.

        Company Stock Certificate.    "Company Stock Certificate" shall have the meaning set forth in Section 2.6 of the Agreement.

        Confidentiality Agreement.    "Confidentiality Agreement" shall have the meaning set forth in Section 1.3(c) of the Agreement.

        Continuing Director.    "Continuing Director" shall mean any member of the Board of Directors of the Company, while such person is a member of the Board of Directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was a member of the Board of Directors of the Company prior to the date of the Agreement, and any successor of a Continuing Director while such successor is a member of the Board of Directors of the Company, who is not an Affiliate, representative or designee of Parent or Acquisition Sub and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

        Continuing Employee.    "Continuing Employee" shall have the meaning set forth in Section 5.9(a) of the Agreement.

        CT.    "CT" shall mean Continental Teves AG & Co. oHG

        CT Contracts.    "CT Contracts" shall mean (i) that certain Supply Agreement dated March 2, 2004, between Systron Donner Automotive Division, a division of BEI Technologies, Inc. and CT; (ii) that certain Development and Supply Agreement, dated April 26, 2001, between Systron Donner Inertial Division, a division of BEI Sensors & Systems Company, Inc. and CT; and (iii) that certain Development and Supply Agreement, dated May 7, 1997, between ITT Automotive Europe GmbH and Systron Donner Inertial Division, a division of BEI Sensors & Systems Company, Inc., as amended by Amendment I, dated February 2, 1998.

        Designated Superior Proposal.    "Designated Superior Proposal" shall have the meaning set forth in Section 5.2(f)(iii) of the Agreement.

        DGCL.    "DGCL" shall have the meaning set forth in Section 2.1 of the Agreement.

        DoD.    "DoD" shall mean the U.S. Department of Defense.

        DSS.    "DSS" shall mean the Defense Security Service of the DoD.

        Effective Time.    "Effective Time" shall have the meaning set forth in Section 2.3 of the Agreement.

        Employment Agreement.    "Employment Agreement" shall mean a contract, offer letter or agreement executed on behalf of the Company or any Subsidiary of the Company: (i) with or addressed to any Company Employee (A) who, as of the date of the Agreement, is among the ten most highly compensated Company Employees or (B) under which base salary in excess of $150,000 could reasonably be expected to become payable to such Company Employee in any calendar year; and (ii) pursuant to which the Company or any Subsidiary of the Company has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services of a Company Employee.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company

(including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

        Environmental Law.    "Environmental Law" shall mean any foreign, federal, state or local Legal Requirement regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

        Environmental Permit.    "Environmental Permit" shall mean any permit, license, authorization or consent required to be obtained by the Company or its Subsidiaries from any Governmental Entity pursuant to applicable Environmental Laws to enable the Company and its Subsidiaries to conduct their businesses in substantially the manner they are being conducted as of the date of the Agreement.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Exon-Florio.    "Exon-Florio" shall mean the Exon-Florio Amendment to the Defense Production Act of 1950, as amended.

        Export Control Laws.    "Export Control Laws" shall have the meaning set forth in Section 3.11(b) of the Agreement.

        Fee Amount.    "Fee Amount" shall have the meaning set forth in Section 7.3(a) of the Agreement.

        GAAP.    "GAAP" shall mean United States generally accepted accounting principles.

        Governmental Authorization.    "Governmental Authorization" shall mean any permit, license, registration, qualification or authorization granted by any Governmental Entity.

        Governmental Entity.    "Governmental Entity" shall mean any federal, state, local or foreign governmental entity.

        Hazardous Substance.    "Hazardous Substance" shall mean any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "toxic substance" or words of similar import under any Environmental Law, or (iii) is regulated under any Environmental Law.

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Indemnified Party.    "Indemnified Party" shall have the meaning set forth in Section 5.10(e) of the Agreement.

        Initial Expiration Date.    "Initial Expiration Date" shall have the meaning set forth in Section 1.1(d) of the Agreement.

        Insurance Policy.    "Insurance Policy" shall have the meaning set forth in Section 3.16 of the Agreement.

        IP Rights.    "IP Rights" shall mean all worldwide (i) patents, patent applications and patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code or other form), databases, compilations and data, technology supporting the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, (vi) mask works, (vii) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) rights in the foregoing and in other similar intangible assets, and (x) applications and registrations for the foregoing.

        ITAR.    "ITAR" shall have the meaning set forth in Section 3.11(b) of the Agreement.

        Legal Proceeding.    "Legal Proceeding" shall mean any lawsuit, court action, other court proceeding, litigation or arbitration.

        Legal Requirement.    "Legal Requirement" shall mean any law, rule, statute, regulation, order, ordinance, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions, adopted or promulgated by any Governmental Entity.

        Material Contract.    "Material Contract" shall have the meaning set forth in Section 3.8(a) of the Agreement.

        Merger.    "Merger" shall have the meaning set forth in the Recitals to the Agreement.

        Minimum Condition.    "Minimum Condition" shall have the meaning set forth in Annex I to the Agreement.

        Multiemployer Plan.    "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA that is subject to ERISA.

        Multiple Employer Plan.    "Multiple Employer Plan" shall mean a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

        Non-U.S. Plan.    "Non-U.S. Plan" shall have the meaning set forth in Section 3.13(l) of the Agreement.

        Offer.    "Offer" shall have the meaning set forth in the Recitals to the Agreement.

        Offer Commencement Date.    "Offer Commencement Date" shall have the meaning set forth in Section 1.1(a) of the Agreement.

        Offer Condition.    "Offer Condition" shall have the meaning set forth in Section 1.1(b) of the Agreement.

        Offer Document.    "Offer Document" shall have the meaning set forth in Section 1.2(a) of the Agreement.

        Parent.    "Parent" shall have the meaning set forth in the first paragraph of the Agreement.

        Parent Disclosure Schedule.    "Parent Disclosure Schedule" shall have the meaning set forth in Section 4.4 of the Agreement.

        Parent Material Adverse Effect.    "Parent Material Adverse Effect" shall mean an effect that, considered individually or considered collectively (without duplication) with other such effects, is materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Parent Material Adverse Effect: (A) any adverse effect that results from general economic, business, financial or market conditions; (B) any adverse effect attributable to conditions affecting any of the industries or industry sectors in which Parent or any of its Subsidiaries operates (except to the extent that Parent or its Subsidiaries are adversely affected disproportionately relative to the other participants in such industries or industry sectors); (C) any adverse effect arising from or otherwise relating to fluctuations in the value of any currency; (D) any adverse effect arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (E) any adverse effect (including any loss of employees or any cancellation of or delay in customer orders) arising from or otherwise relating to the announcement or pendency of the Agreement, the Offer or the Merger (including stockholder litigation in connection therewith); (F) any adverse effect arising from or otherwise relating to actions taken by Parent or any of its Subsidiaries pursuant to Parent's obligations under the Agreement; (G) any adverse effect arising from or otherwise relating to changes in GAAP; (H) any adverse effect that would reasonably be expected to arise from any matter described in or incorporated by reference in the Parent Disclosure Schedule; (I) any adverse effect arising from or otherwise relating to any agreement to enter into, or the implementation of, an Agreed Arrangement; (J) any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods; or (K) the failure of Parent to meet internal or analysts' expectations or projections (provided that (i) shortfalls in financial results which result in such missed expectations or projections, and (ii) the underlying causes of any such shortfalls, may in each case, individually or when aggregated with other effects, qualify as a "Parent Material Adverse Effect").

        Paying Agent.    "Paying Agent" shall have the meaning set forth in Section 2.7(a) of the Agreement.

        Per-Share Amount.    "Per-Share Amount" shall have the meaning set forth in the Recitals to the Agreement.

        Permitted Encumbrances.    "Permitted Encumbrances" shall mean (i) mechanics', carriers', workmen's, repairmen's or other like liens or other encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of the relevant party and for which the relevant party or a Subsidiary of the relevant party has established adequate reserves, (ii) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) liens or other encumbrances that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate, and (iv) liens or other encumbrances under applicable securities laws.

        Person.    "Person" shall mean any individual or Entity.

        Post-Closing Tax Period.    "Post-Closing Tax Period" shall have the meaning set forth in Section 3.12(j) of the Agreement.

        Preferred Shares.    "Preferred Shares" shall have the meaning set forth in Section 3.3(a) of the Agreement.

        Proxy Statement.    "Proxy Statement" shall have the meaning set forth in Section 5.3 of the Agreement.

        Release.    "Release" shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

        Representatives.    "Representatives" shall mean officers, directors, agents and representatives.

        Sarbanes-Oxley Act.    "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.9(b) of the Agreement.

        Schedule 14D-9.    "Schedule 14D-9" shall have the meaning set forth in Section 1.3(a) of the Agreement.

        Scheduled IP.    "Scheduled IP" shall have the meaning set forth in Section 3.6(a) of the Agreement.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Security Arrangement.    "Security Arrangement" shall have the meaning set forth in Section 5.4(e) of the Agreement.

        Significant Jurisdictions.    "Significant Jurisdictions" shall mean France, Germany, Austria and Italy.

        Specified Actions.    "Specified Actions" shall have the meaning set forth in Section 5.2(d) of the Agreement.

        Specified Governmental Clearances.    "Specified Governmental Clearances" shall mean the approvals, expirations of waiting periods and other matters referred to in clauses "(4)," "(5)" and "(6)" of Annex I to the Agreement.

        Subsequent Expiration Date.    "Subsequent Expiration Date" shall have the meaning set forth in Section 1.1(d) of the Agreement.

        Subsidiary.    An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or comparable governing body, or (b) at least 50% of the outstanding equity interests issued by such Entity.

        Superior Proposal.    "Superior Proposal" shall have the meaning set forth in Section 5.2(f)(iv) of the Agreement.

        Surviving Corporation.    "Surviving Corporation" shall have the meaning set forth in Section 2.1 of the Agreement.

        Tax.    "Tax" shall mean (i) all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits Taxes, and other Taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to Tax or additional amounts imposed by any taxing authority, (ii) any liability for payment of amounts described in clause "(i)" whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clause "(i)" or clause "(ii)" as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other person.

        Third Party.    "Third Party" shall have the meaning set forth in Section 5.2(a) of the Agreement.

        Transaction Support Agreements.    "Transaction Support Agreements" shall have the meaning set forth in the Recitals to the Agreement.

        Uncured Inaccuracy.    There shall be deemed to be an "Uncured Inaccuracy" in a representation or warranty of a party to the Agreement as of a particular date only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date.

AGREEMENT AND PLAN OF MERGER

by and among:

SCHNEIDER ELECTRIC SA,
a societé anonyme organized under the laws of the Republic of France;

BEACON PURCHASER CORPORATION,
a Delaware corporation; and

BEI TECHNOLOGIES, INC.,
a Delaware corporation

Dated as of July 21, 2005

QuickLinks

AGREEMENT AND PLAN OF MERGER
ANNEX I CONDITIONS OF THE OFFER
EXHIBIT A CERTAIN DEFINITIONS
AGREEMENT AND PLAN OF MERGER